Exhibit 10.1

LOAN AGREEMENT

Dated as of January 31, 2020

Between

SST IV 1610 JIM JOHNSON RD, LLC,

SST IV 1401 N MERIDIAN AVE, LLC,

SST IV 2555 W CENTENNIAL PKWY, LLC,

SST IV 8020 LAS VEGAS BLVD S, LLC,

SST IV 3167 VAN BUREN BLVD, LLC,

SST IV 3730 EMMETT F LOWRY EXPY, LLC, and

SST IV 1105 NE INDUSTRIAL BLVD, LLC,

individually, collectively, jointly and severally, as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender

Loan No. 10207909

TABLE OF CONTENTS

Page

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION1

Section 1.1Definitions1

Section 1.2Principles of Construction29

ARTICLE II - GENERAL TERMS30

Section 2.1Loan Commitment; Disbursement to Borrower30

2.1.1	Agreement to Lend and Borrow30
2.1.2	Single Disbursement to Borrower30
2.1.3	The Note, Security Instrument and Loan Documents30
2.1.4	Use of Proceeds30

Section 2.2Interest Rate31

2.2.1	Interest Rate31
2.2.2	Interest Calculation31
2.2.3	Default Rate31
2.2.4	Usury Savings31

Section 2.3Loan Payment32

Section 2.4Prepayments32

Section 2.5Defeasance32

2.5.1	Voluntary Full Defeasance32
2.5.2	Defeasance Collateral Account34
2.5.3	Successor Borrower35
2.5.4	Partial Defeasance35

Section 2.6Release of Property39

2.6.1	Release of Property39

Section 2.7Clearing Account/Cash Management40

2.7.1	Clearing Account40
2.7.2	Cash Management Account41
2.7.3	Payments Received under the Cash Management Agreement42
2.7.4	Setup of the Clearing Account and Cash Management Account42

ARTICLE III - CONDITIONS PRECEDENT42

Section 3.1Conditions Precedent to Closing42

ARTICLE IV - REPRESENTATIONS AND WARRANTIES43

Section 4.1Borrower Representations43

4.1.1	Organization43
4.1.2	Proceedings43
4.1.3	No Conflicts43
4.1.4	Litigation43
4.1.5	Agreements44
4.1.6	Title44
4.1.7	Solvency44
4.1.8	Full and Accurate Disclosure45
4.1.9	No Plan Assets45
4.1.10	Compliance45
4.1.11	Financial Information46
4.1.12	Condemnation46
4.1.13	Federal Reserve Regulations46
4.1.14	Utilities and Public Access46
4.1.15	Not a Foreign Person46
4.1.16	Separate Lots46
4.1.17	Assessments46
4.1.18	Enforceability47

4.1.19	No Prior Assignment47
4.1.20	Insurance47
4.1.21	Use of Property47
4.1.22	Certificate of Occupancy; Licenses47
4.1.23	Flood Zone47
4.1.24	Physical Condition47
4.1.25	Boundaries48
4.1.26	Leases48
4.1.27	Survey48
4.1.28	Inventory48
4.1.29	Filing and Recording Taxes49
4.1.30	Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure49
4.1.31	Management Agreement50
4.1.32	Illegal Activity50
4.1.33	No Change in Facts or Circumstances; Disclosure50
4.1.34	Investment Company Act51
4.1.35	Embargoed Person51
4.1.36	Principal Place of Business; State of Organization51
4.1.37	Environmental Representations and Warranties51
4.1.38	Cash Management Account52

Section 4.2Survival of Representations53

ARTICLE V - BORROWER COVENANTS53

Section 5.1Affirmative Covenants53

5.1.1	Existence; Compliance with Legal Requirements53
5.1.2	Taxes and Other Charges54
5.1.3	Litigation55
5.1.4	Access to Property55
5.1.5	Notice of Default55
5.1.6	Cooperate in Legal Proceedings55
5.1.7	Perform Loan Documents55
5.1.8	Award and Insurance Benefits55
5.1.9	Further Assurances55
5.1.10	Principal Place of Business, State of Organization56
5.1.11	Financial Reporting56
5.1.12	Business and Operations59
5.1.13	Title to the Property59
5.1.14	Costs of Enforcement59
5.1.15	Estoppel Statement59
5.1.16	Loan Proceeds60
5.1.17	Intentionally Omitted60
5.1.18	Confirmation of Representations60
5.1.19	Environmental Covenants60
5.1.20	Leasing Matters63
5.1.21	Alterations63
5.1.22	Operation of Property64
5.1.23	Embargoed Person64

Section 5.2Negative Covenants65

5.2.1	Operation of Property65
5.2.2	Liens65
5.2.3	Dissolution65
5.2.4	Change In Business65
5.2.5	Debt Cancellation66
5.2.6	Zoning66
5.2.7	No Joint Assessment66
5.2.8	Intentionally Omitted66

5.2.9	ERISA66
5.2.10	Transfers66

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION73

Section 6.1Insurance73

Section 6.2Casualty77

Section 6.3Condemnation77

Section 6.4Restoration78

ARTICLE VII - RESERVE FUNDS82

7.1.1	Deposits82
7.1.2	Release of Required Repair Funds82

Section 7.2Tax and Insurance Escrow Fund83

Section 7.3Replacements and Replacement Reserve84

7.3.1	Replacement Reserve Fund84
7.3.2	Disbursements from Replacement Reserve Account84
7.3.3	Performance of Replacements86
7.3.4	Failure to Make Replacements88
7.3.5	Balance in the Replacement Reserve Account88

Section 7.4Intentionally Omitted88

Section 7.5Excess Cash Flow Reserve Fund88

7.5.1	Deposits to Excess Cash Flow Reserve Fund88
7.5.2	Release of Excess Cash Flow Reserve Funds88

Section 7.6Reserve Funds, Generally89

ARTICLE VIII - DEFAULTS90

Section 8.1Event of Default90

Section 8.2Remedies92

Section 8.3Remedies Cumulative; Waivers94

ARTICLE IX - SPECIAL PROVISIONS94

Section 9.1Securitization94

9.1.1	Sale of Notes and Securitization94
9.1.2	Securitization Costs96

Section 9.2Right To Release Information96

Section 9.3Exculpation96

Section 9.4Matters Concerning Manager99

Section 9.5Servicer99

ARTICLE X - MISCELLANEOUS99

Section 10.1Survival99

Section 10.2Lender’s Discretion100

Section 10.3Governing Law100

Section 10.4Modification, Waiver in Writing101

Section 10.5Delay Not a Waiver101

Section 10.6Notices102

Section 10.7Trial by Jury102

Section 10.8Headings103

Section 10.9Severability103

Section 10.10Preferences103

Section 10.11Waiver of Notice103

Section 10.12Remedies of Borrower103

Section 10.13Expenses; Indemnity104

Section 10.14Schedules Incorporated105

Section 10.15Offsets, Counterclaims and Defenses105

Section 10.16No Joint Venture or Partnership; No Third Party .Beneficiaries105

Section 10.17Publicity106

Section 10.18Waiver of Marshalling of Assets106

Section 10.19Waiver of Counterclaim106

Section 10.20Conflict; Construction of Documents; Reliance106

Section 10.21Brokers and Financial Advisors107

Section 10.22Prior Agreements107

Section 10.23Liability107

Section 10.24Certain Additional Rights of Lender (VCOC)107

Section 10.25OFAC108

Section 10.26Duplicate Originals; Counterparts108

ARTICLE XI – INTENTIONALLY DELETED108

ARTICLE XII – ADDITIONAL OR SPECIAL PROVISIONS108

Section 12.1Inconsistencies108

SCHEDULES

Schedule I–Rent Rolls

Schedule II–Required Repairs - Deadlines for Completion

Schedule III–Organizational Charts of Borrowers

Schedule IV–Allocated Loan Amounts

Schedule V–Property Management Agreements

v

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of January 31, 2020 (this “Agreement”), between KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 11501 Outlook, Suite 300, Overland Park, Kansas 66211 (“Lender”) and SST IV 1610 JIM JOHNSON RD, LLC, SST IV 1401 N MERIDIAN AVE, LLC, SST IV 2555 W CENTENNIAL PKWY, LLC, SST IV 8020 LAS VEGAS BLVD S, LLC, SST IV 3167 VAN BUREN BLVD, LLC, SST IV 3730 EMMETT F LOWRY EXPY, LLC, and SST IV 1105 NE INDUSTRIAL BLVD, LLC, each a Delaware limited liability company having its principal place of business at c/o Strategic Storage Trust IV, Inc., 10 Terrace Road, Ladera Ranch, California 92694 (each, as the context requires, hereinafter referred to individually, collectively, jointly and severally, as “Borrower”).

RECITALS:

A.Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

B.Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” means the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Action” has the meaning set forth in Section 10.3 hereof.

“Additional Insolvency Opinion” means any subsequent Insolvency Opinion.

“Additional Permitted Transfer” has the meaning set forth in Section 5.2.10(f) hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” means any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” means KeyBank National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule IV hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Notwithstanding the foregoing or anything herein to the contrary, in the event of a Casualty or Condemnation whereby Net Proceeds (or any portion thereof) are to be applied to the principal amount of the Debt pursuant to the terms of Article VI hereof (such Net Proceeds, the “Applied Net Proceeds”), (a) then such Applied Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (b) notwithstanding the terms of the foregoing clause (a), with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”) and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the Applied Net Proceeds realized with respect to such Individual Property (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.

“Annual Budget” means an operating budget, including all planned Capital Expenditures, for each Individual Property prepared by Borrower in accordance with Section 5.1.11(g) hereof for the applicable Fiscal Year or other period.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA and who is otherwise satisfactory in Lender’s discretion.

“Approved Annual Budget” has the meaning set forth in Section 5.1.11(g) hereof.

“Assignment of Management Agreement” means the Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Availability Threshold” means $150,000.00.

“Award” means any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law which is not dismissed within 60 days of filing; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” has the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” means a day upon which commercial banks are not authorized or required by law to close in the city designated from time to time as the place for receipt of payments.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” has the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” means the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Manager; or (c) a DSCR Trigger Event.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.10 to 1.00 or greater for two (2) consecutive quarters based upon the trailing three (3) month period immediately preceding the date of determination, or (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its discretion), or (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days of such Bankruptcy Action; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of two (2) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.  Notwithstanding any provision in this Agreement to the contrary, in no event shall Borrower have the right to cure any Cash Sweep Event caused by a Bankruptcy Action of Borrower.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or the full defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” has the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” has the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” has the meaning set forth in Section 6.4(b)(iv) hereof.

“Clearing Account” has the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” means that certain Clearing Account - Deposit Account Control Agreement dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.

“Clearing Bank” means the clearing bank which establishes, maintains and holds the Clearing Account, which shall be an Eligible Institution acceptable to Lender in its discretion.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” have correlative meanings.

“Crowdfunding” means, any offer or sale of equity or debt securities of Borrower or Guarantor or any Affiliate of any of them, involving or relating to direct or indirect interests, or any combination of direct or indirect interests, in any of the foregoing Persons, that is conducted or proposed to be conducted via the internet or through the use of other general solicitation or advertising of the investment opportunity to prospective investors by the issuer of such securities or an online or other funding portal in a transaction or series of transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, including but not limited to pursuant to the exemptions provided by Section 4(a)(6) thereof or Rule 506(c) promulgated thereunder, any other similar state securities law, or any similar transaction.

“Current Owner” has the meaning set forth in Section 5.2.10(f) hereof.

“Debt” means the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Defeasance Payment Amount and any Yield Maintenance Premium (as defined in the Note)) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

“Debt Service” means, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of six percent (6.0%) of Gross Income from Operations and (2) the actual management fees incurred, and (B) annual Replacement Reserve Fund contributions equal to $0.14 per rentable square foot at the Property; and

(b)the denominator is the aggregate amount of Debt Service for such period.

“Debt Service Coverage Ratio as of the Closing Date” means 2.94 to 1.00.

“Debt Yield” means a ratio in which:

(a)the numerator is the same numerator that would be calculated in connection with the definition of Debt Service Coverage Ratio herein; and

(b)the denominator is the outstanding balance of the Loan as of the date of calculation.

“Debt Yield as of the Closing Date” means 10.60%.

“Default” means the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) five percent (5%) above the Interest Rate.

“Defeasance Collateral Account” has the meaning set forth in Section 2.5.2 hereof.

“Defeasance Date” has the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Deposit” means an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments, any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith), and a defeasance processing fee in an amount determined by Lender in its discretion, but not to exceed $20,000.

“Defeasance Event” has the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Payment Amount” means the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Defeased Note” shall have the meaning set forth in Section 2.5.4 hereof.

“Disclosure Documents” means, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.

“DSCR Trigger Event” means, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.05 to 1.00.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means KeyBank National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including The USA PATRIOT Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment.  Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  Environmental Law also includes any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law:  conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

“Environmental Liens” has the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” has the meaning set forth in Section 4.1.37 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” has the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” has the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” has the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” has the meaning set forth in Section 7.5 hereof.

“Extraordinary Expense” has the meaning set forth in Section 5.1.11(h) hereof.

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” means Fitch, Inc.

“Foreclosure Sale” has the meaning set forth in Section 9(c) of the Note.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governing State” has the meaning set forth is Section 10.3 hereof.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” means, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including (i) Rents from Tenants that are in occupancy and paying full contractual rent without right of offset or credit, (ii) utility charges,

(iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) intentionally omitted, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xiii) interest on Reserve Funds, if any, and (xiii) truck rental income, merchandise sales, revenues or commissions from tenant insurance sales, cell tower income and related income, but excluding (i) Rents from Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits, (ix) any disbursements to Borrower from the Reserve Funds, if any (provided, however, that Gross Income from Operations shall include any Reserve Funds disbursements that are intended to be in substitution of Rent that would be payable by any Tenant during any period where such Tenant does not have the obligation to pay Rent under its Lease), and (x) any Tenant Program Revenues.  Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Guarantor” means Strategic Storage Trust IV, Inc., a Maryland corporation.

“Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Immediate Family Member” has the meaning set forth in Section 5.2.10(f).

“Improvements” means, individually or collectively (as the context requires), the “Improvements” as defined in each applicable Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” has the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” means Lender and, its designee, (whether or not it is the Lender), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Independent Director” means a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and shall not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or Guarantor, equity owners of Borrower or Guarantor or any Affiliate of Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies.  A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.  A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the applicable Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the applicable Security Instrument and referred to therein as the “Property.” Such parcels of individual real property are listed below, along with their respective Borrower owners:

SST IV 1610 Jim Johnson Rd, LLC

1610 Jim Johnson Rd, Plant City, Florida 33566

SST IV 1401 N Meridian Ave, LLC

1401 North Meridian Ave, Puyallup, WA 98371

SST IV 2555 W Centennial Pkwy, LLC

2555 W Centennial Pkwy, North Las Vegas, NV 89084

SST IV 8020 Las Vegas Blvd S, LLC

8020 Las Vegas Blvd S, Las Vegas, NV 89123

SST IV 3167 Van Buren Blvd, LLC

3167 Van Buren Blvd, Riverside, CA 92503

SST IV 3730 Emmett F Lowry Expy, LLC

3730 Emmett F Lowry Expy, Texas City, TX 77590

SST IV 1105 NE Industrial Blvd, LLC

1105 NE Industrial Blvd, Jensen Beach, FL 34957

“Initial Interest Payment Per Diem” has the meaning set forth in the Loan Terms Table of the Note.

“Insolvency Opinion” means that certain non-consolidation opinion letter dated the date hereof delivered by Berger Harris LLP in connection with the Loan.

“Institutional Controls” means any legal or physical restrictions or limitations on the use of, or access to, the Property to eliminate or minimize potential exposures to any Hazardous Substance, to prevent activities that could interfere with the effectiveness of any Remediation, or to ensure maintenance of a level of risk to human health or the environment, including physical modifications to the Property such as slurry walls, capping, hydraulic controls for ground water, or point of use water treatment, restrictive covenants, environmental protection easements, or property use limitations.

“Insurance Premiums” has the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” means the “Interest Rate” specified in the Loan Terms Table of the Note.

“KeyBank” has the meaning set forth in Section 2.5.3 hereof.

“Land” means, individually or collectively (as the context requires), the “Land” as defined in each applicable Security Instrument.

“Lease” means any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” has the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lien” means, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” means the loan in the Original Principal Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of all applicable Individual Properties, as determined, in Lender's sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“Loan to Value Ratio as of the Closing Date” means 51.4%.

“Management Agreement” means individually or collectively (as the context may require), each management agreement entered into by and between a Borrower and Manager with respect to each Individual Property as set forth on Schedule V hereof, pursuant to which Manager is to provide management and other services with respect to the Property or any portion thereof, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” means Strategic Storage Property Management IV, LLC, a Delaware limited liability company, or, if the context requires, any Qualified Manager who is managing the Property or any portion thereof in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” means to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of Borrower, or admit in writing Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate Borrower.

Material Lease” means any Lease or proposed Lease that (i) provides for a use by the tenant thereunder other than exclusively for self-storage purposes and with monthly rent payments in excess of $5,000.00, (ii) when made, would cause the Tenant thereunder or its Affiliates to lease, in the aggregate, more than fifty percent (50%) of the leasable space at any Individual Property or (iii) is not entered into in the ordinary course of business for the Property.

“Maturity Date” means February 1, 2030, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minor Lease” means any Lease or proposed Lease that is not a Material Lease.

“Monthly Debt Service Payment Amount” means the Monthly Debt Service Payment Amount defined in the Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Flow” means, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” has the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” has the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean, as of a given date, as to any Person, (i) such Person’s total assets (exclusive of the Property) as of such date, less (ii) such Person’s total liabilities as of such date (exclusive of the Debt), determined in accordance with GAAP.

“Note” means that certain Promissory Note, dated the date hereof, in the principal amount of $40,500,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (including, any Defeased Note(s) and Undefeased Note(s) that may exist from time to time).

“O&M Program” has the meaning set forth in Section 5.1.19 hereof.

“OFAC” has the meaning set forth in Section 10.25 hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding asset management fees, depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Original Principal Amount” means $40,500,000.00.

“Other Charges” means all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property or any part thereof, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” has the meaning as set forth in the Security Instrument.

“Outstanding Principal Balance” or “OPB” means the portion of the Original Principal Amount that remains outstanding from time to time.

“PACE Financing” shall mean any assessment, bond, loan, financing, or other debt incurred pursuant to “property assessed clean energy,” “special energy financing district,” or similar provisions of applicable Legal Requirements.

“PACE Lien” shall mean a Lien securing PACE Financing.

“Partial Defeasance Collateral” shall mean “government securities” within the meaning of Treasury Regulation Section 1.860G-2(a)(8)(i), which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Permitted Par Prepayment Date (assuming the Defeased Note is required to be prepaid in full as of such Permitted Par Prepayment Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.5.4 hereof.

“Partial Defeasance Deposit” means an amount equal to (i) the greater of 125% of the Allocated Loan Amount or 80% of the proceeds from the sale of the applicable Individual Property, (ii) the Partial Defeasance Payment Amount, (iii) any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Partial Defeasance Payments, (iv) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Defeased Note or otherwise required to accomplish the agreements of Sections 2.4 and 2.5 hereof (including any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith), and (v) a defeasance processing fee in an amount determined by Lender in its reasonable discretion, but not to exceed $20,000.00.

“Partial Defeasance Event” shall have the meaning set forth in Section 2.5.4 hereof.

“Partial Defeasance Notice Date” shall have the meaning set forth in Section 2.5.4 hereof.

“Partial Defeasance Payment Amount” means the amount which, when added to the greater of 125% of the Allocated Loan Amount or 80% of the proceeds from the sale of the applicable Individual Property, will be sufficient to purchase U.S. Obligations providing the required Scheduled Partial Defeasance Payments.

“Payment Date” means the first (1st) day of each calendar month during the term of the Loan.

“Permitted Defeasance Date” means the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized.

“Permitted Encumbrances” means, with respect to each Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy and Survey, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but expressly excluding any PACE Lien), and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s discretion, which Permitted Encumbrances, individually or in the aggregate, do not materially interfere with the value, current use or operation of the Property or the security intended to be provided by the Security Instrument or with the current ability of the Property to generate Net Cash Flow sufficient to service the Loan or Borrower’s ability to pay its obligations under the Loan Documents when they become due.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the

General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)Federal Housing Administration debentures;

(iii)obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C)

if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” has the meaning set forth in the Loan Terms Table of the Note.

“Permitted Transfer” means any of the following:  (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto; (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto; (c) any issuance, sale, transfer or redemption by Guarantor or SSOP IV of (i) non-controlling interests in Guarantor or SSOP IV or (ii) options, warrants or other securities issuable or convertible into such interests.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” means, individually or collectively (as the context requires), the “Personal Property” as defined in each applicable Security Instrument.

“Policies” has the meaning specified in Section 6.1(b) hereof.

“Policy” has the meaning specified in Section 6.1(b) hereof.

“Prohibited Entity/Ownership Structure” means any direct or indirect ownership of either the Property or Borrower by (a) a statutory trust organized under 12 Del.C. § 3801 et seq., or any successor statute thereto, or under any similar other state of federal law, (b) any one or more Persons as tenants in common or any similar ownership structure, or (c) any one or more Persons as a result of any Crowdfunding.

“Property” means, individually or collectively (as the context requires), each Individual Property which is subject to the terms hereof and of the other Loan Documents.

“Provided Information” means any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor or Manager.

“Qualified Manager” means either (a) Manager; or (b)  in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” means each of S&P, Moody’s, Fitch, and Morningstar Credit Ratings, LLC, or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“REIT” has the meaning set forth in Section 5.2.10(d)(iv) hereof.

“Related Entities” has the meaning set forth in Section 5.2.10(e) hereof.

“Release” of any Hazardous Substance includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the Code, the non-imposition of any tax on such REMIC Trust under the Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the Code)).

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rent Roll” has the meaning set forth in Section 4.1.26 hereof.

“Rents” means, all rents (including percentage rents), rent equivalents, disbursements from any Reserve Funds intended to be in substitution of rent that would be payable by any Tenant during any period where such Tenant does not have the obligation to pay Rent under its Lease, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, payments (including payments in connection with the exercise of any purchase option or termination rights), deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts (including any escalations, adjustments or other variations in such amounts) payable as rent under any Lease or other agreement relating to the Property, including charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property; provided, however, that notwithstanding anything herein or in any other Loan Document to the contrary, “Rents” shall not include any Tenant Program Revenue, nor shall any of the Loan Documents be deemed to grant Lender a lien or security interest in, or other claim to, any Tenant Program Revenue, nor require the delivery of any Tenant Program Revenues to Lender at any time, for any reason or in any event.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, however, with respect to either subclause (i) or (ii) above, that without Lender’s prior consent, in its sole discretion, the management fee for such Qualified Manager shall not exceed the fee provided for in the Management Agreement in effect as of the closing of the Loan, and provided, further, with respect to subclause (ii) above, Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” has the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” has the meaning set forth in Section 7.3.1 hereof.

“Replacements” has the meaning set forth in Section 7.3.1 hereof.

“Required Repair Account” has the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” has the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” has the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” means, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” means the repair and restoration of the Property (or applicable portion thereof) after a Casualty or Condemnation as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” means collectively, (a) Borrower, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, or any direct or indirect legal or beneficial owner of Borrower (other than Strategic Storage Advisor IV, LLC, a Delaware limited liability company (“SSA”), or any equity holder or any other direct or indirect legal or beneficial owner of interests in SSA), any Guarantor (other than any equity holder or any other direct or indirect legal or beneficial owner of interests in Guarantor and other Persons that are indirect legal or beneficial owners of Borrower solely by being an equity holder of Guarantor), any Affiliated Manager or any non-member manager.  For the avoidance of doubt, neither the REIT, SmartStop Asset Management, LLC, nor any Controlled subsidiary of either of the foregoing (excepting Borrower, any Guarantor, and any Affiliated Manager), shall be a Restricted Party.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, including, without limitation, any division of any assets and liabilities of a limited liability company amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act.

“Scheduled Defeasance Payments” has the meaning set forth in Section 2.5.1(b) hereof.

“Scheduled Partial Defeasance Payments” has the meaning set forth in Section 2.5.4 hereof.

“Securities” has the meaning set forth in Section 9.1 hereof.

“Securitization” has the meaning set forth in Section 9.1 hereof.

“Security Agreement” has the meaning set forth in Section 2.5.1 hereof.

“Security Instrument” and “Security Instruments” means individually or collectively (as the context requires), each first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing or Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Self-Administration Transaction” shall mean a self-managed transaction by Guarantor pursuant to which, inter alia, Guarantor is no longer externally advised by Sponsor or its Affiliates and Guarantor acquires 100% of the equity interests in any Affiliated Manager and/or other Affiliates of the Sponsor, which may include certain employees of the Sponsor.

“Servicer” has the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” has the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” has the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that, on and after the date of this Agreement, complies with and shall at all times while the Loan is outstanding comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i) is and shall be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) does not and shall not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property;

(iii) does not and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not and shall not have any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(v) does not and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, any division (pursuant to a plan of division or otherwise) of any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act, or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business (including any limited liability company division pursuant to a plan of division or otherwise), except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition, including, without limitation, any of the foregoing that would result in a division of any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has one (1) Independent Director, and (C) holds a direct interest as general partner in the limited partnership of not less than one percent (1.0%);

(viii) if such entity is a corporation, has and shall have at least one (1) Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless one (1) Independent Director shall have participated in such vote and shall have voted in favor of such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least one (1) Independent Director and that directly owns at least one percent (1.0%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least one (1) Independent Director serving as manager of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action unless one (1) Independent Director then serving as manager of the company shall have consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, or consolidate, or divide any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of one (1) Independent Director: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) is and intends to remain solvent and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets or the assets of any other Borrower as the same shall become due, and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any member, partner or beneficiary of Borrower to provide additional funds to Borrower whether by virtue of loans, additional capital contributions or otherwise;

(xiii) holds itself out as a legal entity, separate and apart from any other person or entity, and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) shall maintain its bank accounts, books of account, books and records separate from those of any other Person, except with respect to a bank account shared with any other Borrower, and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) maintains and shall maintain its own records, books, resolutions and agreements;

(xvi) shall not commingle its funds or assets with those of any other Person (other than any other Borrower and, with respect to Tenant Program Revenue, Manager, Guarantor and their respective Affiliates) and shall not participate in any cash management system with any other Person (other than any other Borrower with respect to the Property);

(xvii) shall hold its assets in its own name except with respect to bank account shared with any other Borrower;

(xviii) conducts and shall conduct its business in its name (other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks, or brand names now or hereafter owned by an Affiliate and related marks, with respect to its dealings with its customers or the general public or for banking purposes), except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) maintains and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shows and shall show, in its financial statements, its assets and liabilities separate and apart from those of any other Person; and (C) does not and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that the Special Purpose Entity’s assets may be included in a consolidated financial statement of its Affiliates provided that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not  constitute obligations of the consolidated entity;

(xx) shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets or the funds or assets of any other Borrower, and maintains and shall maintain a sufficient number of employees in light of its contemplated business operations taking into account the services provided by Manager pursuant to the Management Agreement;

(xxi) observes and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) does not have any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 3% of the amount of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume, guarantee or become obligated for the debts of any other Person, does not hold out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv) does not have and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) allocates and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks (other than checks relating to a checking account shared with any other Borrower) bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) holds itself out and identifies itself and shall hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (other than the utilization in the ordinary course of business of the registered trademark or brand name “SmartStop Self Storage” and related marks, or registered trademarks or brand names now or hereafter owned by an Affiliate and related marks, with respect to its dealings with its customers or the general public or for banking purposes);

(xxx) maintains and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) does not and shall not make loans to any Person and does not and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)does not and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, is not a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) does not and shall not have any obligation to, and does not and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it if its cash flow is insufficient to pay the Debt;

(xxxv)if such entity is a corporation, considers and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) does not and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii) does not have and shall not form, acquire or hold any subsidiary;

(xxxviii) complies and shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) conducts and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl) does not and shall not permit any Affiliate or constituent party independent access to its bank accounts, other than with respect to an account shared with any other Borrower;

(xli) is and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii) is not currently involved in any dispute with any taxing authority;

(xliii) is not now party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv)has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Property.

“Sponsor” means SmartStop REIT Advisor, LLC, a Delaware limited liability company.

“SSOP IV” means Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership.

“State” means, the applicable State or Commonwealth in which the applicable Individual Property is located.

“Successor Borrower” has the meaning set forth in Section 2.5.3 hereof.

“Survey” means, individually or collectively (as the context requires), each survey of each Individual Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” has the meaning set forth in Section 7.2 hereof.

“Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, but specifically excluding any PACE Lien.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Program Plan” means any tenant insurance plan, protection plan or indemnity program.

“Tenant Program Revenue” means any revenue from any Tenant Program Plan purchased by a Tenant at any Individual Property that is received by Borrower as a pass-through for Manager, Guarantor or their respective  Affiliates, and is therefore not the property of a Borrower.

“Threshold Amount” has the meaning set forth in Section 5.1.21 hereof.

“TIR Disbursement Conditions” has the meaning set forth in Section 2.7.2(e) hereof.

“Title Insurance Policy” means each mortgagee title insurance policy issued with respect to each Individual Property and insuring the lien of each applicable Security Instrument.

“Transfer” has the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” has the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State in which the applicable Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.5.4 hereof.

“U.S. Obligations” means non-redeemable, non-prepayable, non-callable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, and are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

Section 1.2Principles of Construction.  The following rules of construction shall be applicable for all purposes of this Agreement and all documents or instruments supplemental hereto, unless the context otherwise clearly requires:

(a)any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa;

(b)the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”;

(c)an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender or cured, as determined by Lender in its reasonable discretion;

(d)no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document;

(e)the cover page (if any) of, all recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated herein;

(f)References herein to “the Property or any portion thereof” and words of similar import shall be deemed to refer, as applicable, to any portion of the Property taken as a whole (including any Individual Property) and any portion of any Individual Property;

(g)all references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified;

(h)all uses of the words “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to” unless the context shall indicate otherwise;

(i)unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(j)unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II - GENERAL TERMS

Section 2.1Loan Commitment; Disbursement to Borrower.

2.1.1Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2Single Disbursement to Borrower.  Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid or defeased hereunder in respect of the Loan may not be reborrowed.  Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3The Note, Security Instrument and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Security Instruments and the other Loan Documents, except as expressly provided for in any Loan Document.

2.1.4Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2Interest Rate.

2.2.1Interest Rate.  Interest on the Outstanding Principal Balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement or in the Note from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.  Borrower acknowledges that the calculation method for interest described herein results in a higher effective interest rate than the numeric Interest Rate and Borrower hereby agrees to this calculation method.

2.2.3Default Rate.  Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the Default Rate.  Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender in its discretion or cured, as determined by Lender in its reasonable discretion.  Such accrued interest shall be added to the Outstanding Principal Balance, and interest shall accrue thereon at the Default Rate until fully paid.  Such accrued interest shall be secured by the Security Instrument and other Loan Documents.  Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds.  Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder.  Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents.  If judgment is entered on the Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.

2.2.4Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3Loan Payment.  Payments of principal, interest, and Late Charges (as defined in the Note) shall be made as provided in the Note.

Section 2.4Prepayments.  Except as otherwise provided in Section 9 of the Note, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

Section 2.5Defeasance.

2.5.1Voluntary Full Defeasance.  (a) Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Permitted Defeasance Date and prior to the Permitted Par Prepayment Date to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

(i)Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Business Day (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii)Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date.  If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date, provided, however, if the Defeasance Deposit shall include (or if the U.S. Obligations purchased with such Defeasance Deposit shall provide for payment of) all principal and interest computed from the Payment Date prior to the Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii)Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument and the other Loan Documents;

(iv)Borrower shall pay to Lender the required Defeasance Deposit for the Defeasance Event and comply with and satisfy the requirements of Section 2.5.1(b) below;

(v)Borrower shall execute and deliver a pledge and security agreement, in form and substance satisfactory to Lender creating a first priority lien on the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vi)Borrower shall deliver an opinion of counsel for Borrower, delivered by counsel acceptable to Lender, stating, among other things but without substantive qualification, that (a) Lender has a valid, duly perfected, first priority security interest in the U.S. Obligations purchased with the Defeasance Deposit and that the Security Agreement is enforceable against Borrower in accordance with its terms, (b) the delivery of the U.S. Obligations purchased with the Defeasance Deposit to Lender does not constitute a fraudulent or preferential or other avoidable transfer under Bankruptcy Code Sections 547 and 548, (c) neither the defeasance nor any other transaction that occurs pursuant to the provisions of this Section 2.5.1(a) has caused or will cause the Loan (including for this purpose the Loan Documents) to cease to be a “qualified mortgage” within the meaning of Section 860G of the Code, either under the provisions of Treasury Regulation Sections 1.860G-2(a)(8) or 1.860G-2(b) (as such regulations may be amended or superseded from time to time) or under any other provision of the Code or otherwise, and (d) the defeasance or any other transaction that occurs pursuant to the provisions of this Section 2.5.1(a) will not cause the failure of any REMIC Trust or any other entity that holds the Note to maintain its tax status.  The opinions set forth in clauses (a), (b), (c) and (d) above, or any portion thereof, may, in Lender’s discretion, be rendered by counsel to Lender at Borrower’s sole cost and expense;

(vii)If required by Lender, Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding;

(viii)Borrower shall deliver an Officer’s Certificate certifying that (a) the requirements set forth in this Section 2.5.1(a) have been satisfied, (b) the transactions that are being carried out pursuant to this Section 2.5.1 (including specifically the release of the lien of the Security Instrument) are being effected to facilitate the disposition of the Property or any other customary commercial transaction and not as part of an arrangement to collateralize a REMIC Trust offering with obligations that are not real estate mortgages, and (c) the amounts of the U.S. Obligations purchased with the Defeasance Deposit comply with all the requirements of this section including the requirement that the U.S. Obligations purchased with the Defeasance Deposit shall generate monthly amounts equal to or greater than the Scheduled Defeasance Payments required to be paid under the Note through the Permitted Par Prepayment Date (including any balloon payment necessary to fully satisfy the Debt on the Permitted Par Prepayment Date);

(ix)Borrower shall deliver a certificate of Borrower’s independent certified public accountant, acceptable to Lender in its discretion, certifying that (A) the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments; (B) the revenue from the U.S. Obligations will be applied within four (4) months of receipt towards payments of Debt Service, and (C) the securities that comprise the U.S. Obligations are not subject to prepayment, call or early redemption;

(x)Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi)Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Security Instrument as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b)In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on a Business Day prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under this Agreement and the Note (including scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Permitted Par Prepayment Date including interest for the full Accrual Period during which the Permitted Par Prepayment Date occurs (the “Scheduled Defeasance Payments”).  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note.  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

(c)If any notice of defeasance is given pursuant to Section 2.5.1(a)(i), Borrower shall be required to defease the Loan on the Defeasance Date (unless such notice is revoked by Borrower prior to the Defeasance Date in which event Borrower shall immediately reimburse Lender for any and all reasonable costs and expenses incurred by Lender in connection with Borrower’s giving of such notice and revocation).

2.5.2Defeasance Collateral Account.  On or before the date on which Borrower delivers the Defeasance Deposit or Partial Defeasance Deposit (as applicable), Borrower shall open, at an Eligible Institution, the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account.  The Defeasance Collateral Account shall contain only (i) the U.S. Obligations, and (ii) cash from interest and principal paid on the U.S. Obligations.  All cash from interest and principal payments paid on the U.S. Obligations shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to principal.  Any cash from interest and principal paid on the U.S. Obligations not needed to pay accrued and unpaid interest or principal shall, to the extent permitted by applicable REMIC Requirements, be retained in the Defeasance Collateral Account as additional collateral for the Loan.  Borrower shall cause the Eligible Institution at which the U.S. Obligations are deposited to enter into an agreement with Borrower and Lender, satisfactory to Lender in its discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the U.S. Obligations in accordance with this Agreement.  Successor Borrower shall be the owner of the Defeasance Collateral Account and shall report all income accrued on the U.S. Obligations for federal, state and local income tax purposes in its income tax return.  Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3Successor Borrower.  In connection with any Defeasance Event or Partial Defeasance Event, Lender shall designate a successor entity (the “Successor Borrower”), which shall be a special purpose entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan).  Borrower shall transfer and assign all obligations, rights and duties under and to the Note or Defeased Note (as applicable), together with the pledged U.S. Obligations to such Successor Borrower.  Such right to designate or establish the Successor Borrower or to purchase, or cause the purchase of, the U.S. Obligations as provided above, may be exercised by KeyBank National Association (“KeyBank”) in its sole discretion and shall be retained by KeyBank (and any successor or assign of KeyBank under a specific assignment of such retained rights separate and apart from a transfer or securitization of the Loan in whole or in part), notwithstanding any transfer or securitization of the Loan in whole or in part.  Such Successor Borrower shall assume the obligations under the Note or Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under such documents; provided, however, that all references therein to “Property” shall be deemed to refer only to the U.S. Obligations purchased with the Defeasance Deposit or Partial Defeasance Deposit (as applicable) delivered to Lender, and upon such transfer and assignment, Borrower shall be relieved of its obligations under such documents, except with respect to any provisions therein which by their terms expressly survive repayment, defeasance or other satisfaction of the Loan or a transfer of the Property in connection with Lender’s exercise of its remedies under this Agreement and the other Loan Documents. As a condition to such assignment and assumption, Borrower shall deliver to Lender: (a) an Additional Insolvency Opinion with respect to the Successor Borrower, and (b) an opinion or opinions of counsel in form and substance and delivered by counsel satisfactory to the applicable Rating Agencies and Lender in its discretion stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms.  Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection with such assumption.

2.5.4Partial Defeasance.  (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Permitted Defeasance Date and prior to the Permitted Par Prepayment Date to voluntarily defease a portion of the Loan and obtain a release of the lien of the applicable Security Instrument as to any one or more Individual Properties (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(i)Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Business Day (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur (the date of Lender’s receipt of such notice shall be referred to herein as a the “Partial Defeasance Notice Date”);

(ii)Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Partial Defeasance Date.  If for any reason the Partial Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the next Payment Date;

(iii)Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instruments and the other Loan Documents;

(iv)Borrower shall pay to Lender the required Partial Defeasance Deposit for the Partial Defeasance Event and comply with and satisfy the requirements of Section 2.5.4(b) below;

(v)Lender shall prepare and Borrower shall execute all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes for each existing Note, one such substitute note having a principal balance equal to the proportionate portion of the Loan represented by the applicable existing Note multiplied by the greater of 125% of the Allocated Loan Amount for the subject Individual Property or Individual Properties or 80% of the proceeds from the sale of the subject Individual Property or Individual Properties (the “Defeased Note”), and the other such substitute note having a principal balance equal to the excess of (1) the principal amount of the applicable existing Note existing immediately prior to the applicable Partial Defeasance Event, over (2) the amount of the Defeased Note related to such applicable existing Note (the “Undefeased Note”).  The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and payment amounts and the fact that the U.S. Obligations will be substituted as collateral in lieu of the Individual Property or Individual Properties to be released.  In connection therewith, the Monthly Debt Service Payment Amount and the amount of each such payment applied to principal thereafter (if any) shall be divided between the Defeased Note and the Undefeased Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance Event) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance Event.  The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise.  A Defeased Note may not be the subject of any further defeasance;

(vi)Borrower shall execute and deliver a Security Agreement, in form and substance satisfactory to Lender creating a first priority lien on the U.S. Obligations purchased with the Partial Defeasance Deposit in accordance with the provisions of this Section 2.5.4(a);

(vii)Borrower shall deliver an opinion of counsel for Borrower, delivered by counsel acceptable to Lender, stating, among other things but without substantive qualification, that (a) Lender has a valid, duly perfected, first priority security interest in the U.S. Obligations purchased with the Partial Defeasance Deposit and that the Security Agreement is enforceable against Borrower in accordance with its terms, (b) the delivery of the U.S. Obligations purchased with the Partial Defeasance Deposit to Lender does not constitute a fraudulent or preferential or other avoidable transfer under Bankruptcy Code Sections 547 and 548, (c) neither the defeasance nor any other transaction that occurs pursuant to the provisions of this Section 2.5.4(a) has caused or will cause the Loan (including for this purpose the Loan Documents) to cease to be a “qualified mortgage” within the meaning of Section 860G of the Code, either under the provisions of Treasury Regulation Sections 1.860G-2(a)(8) or 1.860G-2(b) (as such regulations may be amended or superseded from time to time) or under any other provision of the Code or otherwise, and (d) the defeasance and/or any other transaction that occurs pursuant to the provisions of this Section 2.5.4(a) will not cause the failure of any REMIC Trust or any other entity that holds the Note to maintain its tax status.  The opinions set forth in clauses (a), (b), (c) and (d) above, or any portion thereof, may, in Lender’s discretion, be rendered by counsel to Lender at Borrower’s sole cost and expense;

(viii)The Partial Defeasance Event shall be permitted under REMIC Requirements in effect as of each of (I) the Partial Defeasance Notice Date; and (II) the Partial Defeasance Date;

(ix)If required by Lender, Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Partial Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding;

(x)Borrower shall deliver an Officer’s Certificate certifying that (a) the requirements set forth in this Section 2.5.4(a) have been satisfied, (b) the transactions that are being carried out pursuant to this Section 2.5.4 (including specifically the release of the lien of the applicable Security Instrument) are being effected to facilitate the disposition of the applicable Property or any other customary commercial transaction and not as part of an arrangement to collateralize a REMIC Trust offering with obligations that are not real estate mortgages, and (c) the amounts of the U.S. Obligations purchased with the Partial Defeasance Deposit comply with all the requirements of this section including the requirement that the U.S. Obligations purchased with the Partial Defeasance Deposit shall generate monthly amounts equal to or greater than the Scheduled Partial Defeasance Payments required to be paid under the Defeased Note through the Permitted Par Prepayment Date, together with the remaining outstanding balance of the Defeased Note as if such remaining balance is prepaid in full on the Permitted Par Prepayment Date, including interest for the full Accrual Period during which the Permitted Par Prepayment Date occurs;

(xi)Borrower shall deliver a certificate of Borrower’s independent certified public accountant, acceptable to Lender in its discretion, certifying that (A) the U.S. Obligations purchased with the Partial Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Partial Defeasance Payments; (B) the revenue from the U.S. Obligations will be applied within four (4) months of receipt towards payments of Debt Service, and (C) the securities that comprise the U.S. Obligations are not subject to prepayment, call or early redemption;

(xii)As of each of the Partial Defeasance Notice Date and as of the Partial Defeasance Date, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties based upon the trailing twelve (12) month period shall be no less than the greater of (1) the Debt Service Coverage Ratio as of the Closing Date; and (2) the Debt Service Coverage Ratio immediately prior to the proposed release;

(xiii)As of each of the Partial Defeasance Notice Date and as of the Partial Defeasance Date, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Loan to Value Ratio with respect to the remaining Individual Properties shall be no greater than the lesser of (1) the Loan to Value Ratio as of the Closing Date; and (2) the Loan to Value Ratio immediately prior to the proposed release (such value to be determined, in Lender's sole discretion, by any commercially reasonable method permitted to a REMIC Trust);

(xiv)As of each of the Partial Defeasance Notice Date and as of the Partial Defeasance Date, after giving effect to the release of the lien of the Security Instrument(s) encumbering the Individual Property or Individual Properties proposed by Borrower to be released, the Debt Yield with respect to the remaining Individual Properties based upon the trailing twelve (12) month period shall be no less than the greater of (1) the Debt Yield as of the Closing Date; and (2) the Debt Yield immediately prior to the proposed release;

(xv)Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xvi)Borrower shall pay all costs and expenses of Lender incurred in connection with the Partial Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of each applicable Security Instrument or Security Instruments as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Partial Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Defeased Note, or otherwise required to accomplish the defeasance and (E) the reasonable costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses.

(b)In connection with the Partial Defeasance Event, Borrower shall use the Partial Defeasance Deposit to purchase U.S. Obligations which provide payments on a Business Day prior to, but as close as possible to, all successive scheduled Payment Dates after the Partial Defeasance Date upon which interest and principal payments are required under the Defeased Note, and in amounts equal to or more than the scheduled payments due on such Payment Dates under the Defeased Note (including scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Defeased Note on such Payment Dates) and assuming the Defeased Note is prepaid in full on the Permitted Par Prepayment Date including interest for the full Accrual Period during which the Permitted Par Prepayment Date occurs (the “Scheduled Partial Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be applied to satisfy the Debt Service obligations of Borrower under the Defeased Note.  Any portion of the Partial Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

(c)If any notice of partial defeasance is given pursuant to Section 2.5.4(a), Borrower shall be required to partially defease the Loan on the Partial Defeasance Date (unless such notice is revoked by Borrower prior to the Partial Defeasance Date in which event Borrower shall immediately reimburse Lender for any and all reasonable costs and expenses incurred by Lender in connection with Borrower’s giving of such notice and revocation).

Section 2.6Release of Property.  Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instruments on the Property.

2.6.1Release of Property.  (a) If Borrower has the right to and has elected to prepay in full or defease the Loan in accordance with this Agreement and the Note, upon satisfaction of the requirements of Section 2.4 and Section 9 of the Note (in the case of a prepayment, if then permitted under this Agreement and the Note) or Section 2.5 (in the case of a full or partial defeasance, if then permitted under this Agreement and the Note), as applicable, and this Section 2.6, each applicable Individual Property shall be released from the Lien of the applicable Security Instrument.

(b)In connection with the release of each applicable Security Instrument, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date or Partial Defeasance Date, a release of Lien (and related Loan Documents) for each applicable Individual Property for execution by Lender.  Each such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.  Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, a processing fee in an amount determined by Lender and/or Servicer in its discretion.  Upon the release of the applicable Individual Properties in accordance with this Section 2.6.1 following a defeasance or partial defeasance, Borrower shall have no further right to prepay the Note or Defeased Note (as applicable).

Section 2.7Clearing Account/Cash Management.

2.7.1Clearing Account.  (a) Upon the occurrence of any Cash Sweep Event and thereafter for the duration of the related Cash Sweep Period, Borrower shall establish and maintain an Eligible Account (the “Clearing Account”) with Clearing Bank for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender.  The Clearing Account shall be entitled in the name of Borrower for the benefit of Lender.  Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including filing UCC-1 Financing Statements and continuations thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account.  All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower.  All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt.  The Clearing Account Agreement and, after its establishment, the Clearing Account, shall remain in effect until the Loan has been repaid or defeased in full.

(b)Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account on a weekly basis.  Until so deposited, all Rents received by Borrower or Manager shall be held in trust for the benefit of Lender.  For the avoidance of doubt, Borrower shall not be obligated to, nor shall it be obligated to cause Property Manager to, deposit any Tenant Program Revenue into the Clearing Account.

(c)Borrower shall obtain from Clearing Bank its agreement to transfer, on each Business Day following the establishment of the Clearing Account in accordance with the terms hereof, in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account once every Business Day during a Cash Sweep Period to the Cash Management Account, and, upon a Cash Sweep Event Cure, Lender shall direct that any balance in the Clearing Account and/or the Cash Management Account be promptly disbursed to Borrower.

(d)Upon the occurrence of an Event of Default or any Bankruptcy Action of Borrower or Manager, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account (excepting any Tenant Program Revenue) to the payment of the Debt in any order in its discretion.

(e)The Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.

(f)Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account or the Clearing Account Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Clearing Account was established.

(h)Upon (i) Clearing Bank ceasing to be an Eligible Institution, (ii) the Clearing Account ceasing to be an Eligible Account, (iii) any resignation by Clearing Bank or termination of the Clearing Account Agreement by Clearing Bank or Lender or (iv) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s written request, (A) terminate the existing Clearing Account Agreement, (B) appoint a new Clearing Bank (which such Clearing Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (C) cause such Clearing Bank to open a new Clearing Account (which such account shall be an Eligible Account) and enter into a new Clearing Account Agreement with Lender on substantially the same terms and conditions as the previous Clearing Account Agreement and (D) send any notices required pursuant to the terms hereof relating to such new Clearing Account Agreement and Clearing Account.  Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7.1(h) in the name of Borrower in the event Borrower fails to do the same.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2Cash Management Account.  (a) Following the occurrence of a Cash Sweep Event, Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and shall take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including filing UCC-1 Financing Statements and continuations thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)All funds on deposit in the Cash Management Account (excepting any Tenant Program Revenue) following the occurrence of an Event of Default or any Bankruptcy Action of Borrower or Manager may be applied by Lender in such order and priority as Lender shall determine.

(d)Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

(e)To the extent the Clearing Account or the Cash Management Account contains any Tenant Program Revenue (notwithstanding Section 2.7.1(b)), during a Cash Sweep Period and irrespective of whether an Event of Default exists, upon the written request by Borrower and Borrower’s satisfaction of the TIR Disbursement Conditions (hereinafter defined), Lender shall cause the disbursement of all Tenant Program Revenues then held in the Cash Management Account, subject to satisfaction of the following disbursement conditions (the “TIR Disbursement Conditions”): Borrower certifies in writing to Lender, prior to any such requested disbursement (including any disbursement of Tenant Program Revenue upon a Payment Date pursuant to Section 3.4(a) of the Cash Management Agreement), (i) the amount of the Tenant Program Revenue then held in the Cash Management Account, (ii) that such Tenant Program Revenue amount does not include Tenant Program Revenue amounts previously paid or disbursed, and (iii) that the calculation of the Tenant Program Revenue is true and correct in all material respects.

2.7.3Payments Received under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.7.4Setup of the Clearing Account and Cash Management Account.  Borrower hereby agrees to cooperate with Lender, Clearing Bank and Agent in instituting the cash management system provided for herein, including, without limitation, setting up the Clearing Account and Cash Management Account as and when required pursuant to this Agreement, the Clearing Account Agreement and the Cash Management Agreement.

ARTICLE III - CONDITIONS PRECEDENT

Section 3.1Conditions Precedent to Closing.  The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender; provided, however, that upon Lender’s execution and delivery of this Agreement, said conditions precedent shall be deemed to have been fulfilled.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1Borrower Representations.  Borrower represents and warrants as of the date hereof that:

4.1.1Organization.  Each Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the applicable Individual Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the applicable Individual Property is located and each other jurisdiction where it is required to be so qualified in connection with its businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the applicable Individual Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the applicable Individual Property.  The direct and indirect ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III, and the direct and indirect ownership interests in Borrower or the Property do not include any Prohibited Entity/Ownership Structure.

4.1.2Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.1.3No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Property or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4Litigation.  There are no actions, suits or proceedings at law or in equity, arbitrations, or governmental investigations by or before any Governmental Authority or other agency now pending, filed, or, to Borrower’s actual knowledge, threatened against or affecting Borrower, Guarantor or the Property or any portion thereof, which actions, suits or proceedings, or governmental investigations, if determined against Borrower, Guarantor or the Property or any portion thereof, might materially adversely affect (a) title to the Property or any portion thereof; (b) the validity or enforceability of each Security Instrument; (c) Borrower’s ability to perform under the Loan; (d) Guarantor’s ability to perform under the Guaranty; (e) the use, operation or value of the Property or any portion thereof; (f) the principal benefit of the security intended to be provided by the Loan Documents; (g) the current ability of the Property to generate Net Cash Flow sufficient to service the Loan; or (h) the current principal use of the Property or any portion thereof.

4.1.5Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property (or any portion thereof), or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property (or any portion thereof) is bound.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property (or any portion thereof) is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as may be expressly permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (or any portion thereof) as currently used or Borrower’s ability to repay the Loan.  Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7Solvency.  Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8Full and Accurate Disclosure.  To Borrower’s actual knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9No Plan Assets.  Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including the exercise by Lender of any of its rights under the Loan Documents.

4.1.10Compliance.  Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including building and zoning ordinances and codes.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  On the Closing Date, the Improvements at each Individual Property were in material compliance with applicable law.

4.1.11Financial Information.  All financial data, including the statements of cash flow and income and operating expense prepared by Borrower, an affiliate of Borrower or an officer, agent or employee thereof, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property (or any portion thereof) or the current operation thereof, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12Condemnation.  No Condemnation or other similar proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to any Individual Property.

4.1.13Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14Utilities and Public Access.  Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the applicable Individual Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting the applicable Individual Property (which are connected so as to serve the applicable Individual Property without passing over other property) or in recorded easements serving the applicable Individual Property.  All roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16Separate Lots.  Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the applicable Individual Property.

4.1.17Assessments.  There are no pending or, to Borrower’s actual knowledge, proposed special or other assessments for public improvements, PACE Liens or otherwise affecting the Property of any portion thereof, nor are there any contemplated improvements to the Property (or any portion thereof) that may result in such special or other assessments.

4.1.18Enforceability.  The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.  The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20Insurance.  Borrower has obtained and has delivered to Lender certificates of insurance for the Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21Use of Property.  Each Individual Property is used exclusively for self-storage purposes and other appurtenant and related uses.

4.1.22Certificate of Occupancy; Licenses.  All certifications, permits, franchises, licenses, consents, authorizations, and approvals, including, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect.  The use being made of each Individual Property is in conformity with the certificate of occupancy issued for the applicable Individual Property.

4.1.23Flood Zone.  Except as shown on any Survey, none of the Improvements on the Property (or any portion thereof) are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a) is in full force and effect with respect to the applicable Individual Property.

4.1.24Physical Condition.  To Borrower’s actual knowledge, each Individual Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property (or any portion thereof), whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25Boundaries.  Except as shown on any Survey, to Borrower’s actual knowledge, all of the improvements which were included in determining the appraised value of the Property (or any portion thereof) lie wholly within the boundaries and building restriction lines of the applicable Individual Property, and no improvements on adjoining properties encroach upon the Property or any portion thereof, and no easements or other encumbrances upon the Property (or any portion thereof) encroach upon any of the Improvements, so as to affect the value or marketability of the Property (or any portion thereof) except those which are insured against by the applicable Title Insurance Policy.

4.1.26Leases.  The Property is not subject to any leases other than the Leases described in the rent rolls for each Individual Property attached hereto as Schedule I and made a part hereof (individually and collectively, as the context requires, the “Rent Roll”), which Rent Roll is true, complete and accurate in all material respects as of the Closing Date.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in the Property (or any portion thereof) or right to occupy the same except under and pursuant to the provisions of the Leases.  Except as disclosed in the Rent Roll, the current Leases are in full force and effect and there are no defaults thereunder by either party and, to Borrower’s actual knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  Not more than five percent (5%) of annual Rent for all of the Property in the aggregate has been paid more than one (1) month in advance of its due date (other than security deposits).  All security deposits are held by Borrower in accordance with applicable law.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding.  To Borrower’s actual knowledge, no Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises.  No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  No Tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27Survey.  To Borrower’s actual knowledge, each Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the applicable Individual Property or the title thereto.

4.1.28Inventory.  Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Security Instrument) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder.  All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Security Instrument, have been paid.

4.1.30Special Purpose Entity/Separateness/No Prohibited Entity/Ownership Structure.  (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) no direct or indirect ownership interests in Borrower or the Property shall include any Prohibited Entity/Ownership Structure.

(b)The representations, warranties and covenants set forth in Section 4.1.30(a) and Section 4.1.30(c) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)Borrower hereby represents and warrants to Lender that:

1.Borrower is, and from the date of its formation has been, duly formed and validly existing in the state in which it was formed and in any other jurisdictions where it is qualified to do business;

2.Borrower has no judgments or liens of any nature against it except for tax liens, liens created by any of the Loan Documents and liens encumbering the Property that will be satisfied with the proceeds of the Loan;

3.Borrower is in material compliance with all laws, regulations and orders applicable to Borrower and has received all permits necessary for Borrower to operate and for which a failure to possess would materially and adversely affect the condition, financial or otherwise, of Borrower;

4.Borrower has no actual knowledge of any pending or threatened litigation involving Borrower that, if adversely determined, might materially adversely affect the condition (financial or otherwise) of Borrower, or the condition or ownership of the property owned by Borrower;

5.Borrower is not involved in any dispute with any taxing authority;

6.Borrower has paid or has caused to be paid all real estate taxes that are due and payable with respect to the Property;

7.Borrower has never owned any property other than the Property and has never engaged in any business except the ownership and operation of the Property;

8.Borrower is not now, nor has ever been party to any lawsuit, arbitration, summons or legal proceeding that, if adversely determined, might materially adversely affect the condition (financial or otherwise) of Borrower or the condition or ownership of the property owned by Borrower;

9.Borrower has provided Lender with complete financial statements that reflect a fair and accurate view of Borrower’s financial condition;

10.Borrower has provided a Phase One environmental audit for each Individual Property;

11.At all times since its formation, Borrower has complied with the separateness covenants of a Special Purpose Entity; provided, however, that prior to the closing of the Loan, Borrower’s assets were included in a consolidated financial statement of its Affiliates without the notation described in subsection (xix) of the definition of “Special Purpose Entity” in Article I of this Agreement; and

12.Borrower has no contingent or actual obligations not related to the Property.

(d)Any and all of the stated facts and assumptions made in any Insolvency Opinion, including any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion.  Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and shall comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion.  Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(e)Borrower covenants and agrees that Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director of any of Borrower.

4.1.31Management Agreement.  Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time or the giving of notice would constitute a default thereunder.  Each Management Agreement was entered into on commercially reasonable terms.

4.1.32Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33No Change in Facts or Circumstances; Disclosure.  To Borrower’s actual knowledge, all information prepared by Borrower, an affiliate of Borrower, or an agent, officer or employee thereof and submitted to Lender and in all financial statements, rent rolls (including the rent rolls attached hereto as Schedule I), reports, certificates and other documents prepared by Borrower, an affiliate of Borrower, or an agent, officer or employee thereof and submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects.  To Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower.  To Borrower’s actual knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35Embargoed Person.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and, to Borrower’s actual knowledge, Guarantor constitute property of, or are beneficially owned, directly or, to Borrower’s actual knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or, to Borrower’s actual knowledge, Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to Borrower’s actual knowledge, indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or, to Borrower’s actual knowledge, Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to Borrower’s actual knowledge, indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Borrower does not make any representations, warranties or covenants in this Section 4.1.35 or Section 5.1.23 with respect to direct or indirect equity owners of Guarantor or their respective Affiliates, directors, officers, employees or agents.

4.1.36Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower’s state of organization is as set forth in the introductory paragraph of this Agreement.

4.1.37Environmental Representations and Warranties.  To Borrower’s actual knowledge, except as otherwise disclosed by each Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property and no Hazardous Substances have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from any Individual Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Individual Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from each Individual Property that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including any reports relating to Hazardous Substances in, on, under or from each Individual Property and/or to the environmental condition of each Individual Property; and (g) there are no Institutional Controls on or affecting any Individual Property.

4.1.38Cash Management Account.  Borrower hereby represents and warrants to Lender that:

(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account or Cash Management Account;

(b)Each of the Clearing Account and Cash Management Account constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code);

(c)Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Clearing Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.  Borrower has not consented to the Clearing Bank and Agent complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender; and

(e)The Property is not subject to any cash management system (other than pursuant to the Loan Documents and as between the Borrowers), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

Section 4.2Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V - BORROWER COVENANTS

Section 5.1Affirmative Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1Existence; Compliance with Legal Requirements.  Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, authorizations, and franchises and comply, in all material respects, with all Legal Requirements applicable to it and the Property, including all regulations, building and zoning codes and certificates of occupancy.  There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents.  Borrower shall keep each Individual Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  Borrower shall from time to time, upon Lender’s reasonable request, provide Lender with evidence reasonably satisfactory to Lender that the Property complies with all Legal Requirements or is exempt from compliance with Legal Requirements.  Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a material violation of any Legal Requirements and of the commencement of any material proceedings or investigations which relate to compliance with Legal Requirements.  After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof.  Borrower shall deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes or Other Charges would otherwise be delinquent if not paid.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes if such Taxes have been paid by Lender pursuant to Section 7.2 hereof and Lender has received receipts from the relevant taxing authority).  Borrower shall not suffer and shall promptly cause to be paid and discharged or bonded any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to the Property.  After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; (vi) Borrower shall have set aside adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the applicable Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3Litigation.  Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property (or any portion thereof).

5.1.4Access to Property.  Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.8Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property (or any portion thereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an Appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, Appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10Principal Place of Business, State of Organization.  Except as may be otherwise permitted in this Agreement, Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld by Lender.  Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property (or any portion thereof) as a result of such change of principal place of business or place of organization.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Borrower shall promptly notify Lender of any change in its organizational identification number.  If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11Financial Reporting.  (a) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of each Individual Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to each Individual Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) covering each Individual Property for such Fiscal Year and containing statements of profit and loss for Borrower and each Individual Property, an annual rent roll and a balance sheet for Borrower.  If Borrower consists of more than one entity, said financial statements shall be in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, including a combining balance sheet and statement of income for the Individual Properties on a combined basis. Such statements shall set forth the financial condition and the results of operations for each Individual Property for such Fiscal Year.

(c)Borrower shall furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable:  (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of each Individual Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3), six (6), and twelve (12) month periods as of the last day of such quarter.  In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct in all material respects as of the date of such certificate.

(d)Until the earlier of Securitization or twelve (12) months after the date of this Agreement, Borrower shall furnish, or cause to be furnished, to Lender, upon written request, on or before thirty (30) days after the end of each calendar month, all of the following items with respect to the previous calendar month, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and each Individual Property (subject to normal year-end adjustments) as applicable:  (A) a rent roll for the subject month; (B) monthly operating statement(s) of each Individual Property; and (C) year-to-date operating statement(s) of each Individual Property.

(e)Intentionally Omitted.

(f)Intentionally Omitted.

(g)For the Fiscal Year 2021 and each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days after the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.  After the occurrence of a Cash Sweep Event and until such time as a Cash Sweep Cure has occurred, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”).  If Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(h)During a Cash Sweep Period, in the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion.

(i)Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property (or any portion thereof) and the financial affairs of Borrower as may be reasonably requested by Lender.

(j)Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefor).

(k)Borrower shall cause Guarantor to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor:  (i) if such Guarantor is an entity, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender or (ii) if such Guarantor is an individual, a signed personal financial statement in a form satisfactory to Lender.

(l)Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Excel, Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files) or such other program as is reasonably acceptable to Lender.  Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12Business and Operations.  Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property.  Borrower shall qualify to do business and shall remain in good standing in the jurisdiction in which each Individual Property is located and the jurisdiction of its formation.  Borrower shall at all times during the term of the Loan, continue to own all of the Equipment, Fixtures and Personal Property which are necessary to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13Title to the Property.  Borrower shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument on each Individual Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in the Property (or any part thereof), other than as permitted hereunder, is claimed by another Person.

5.1.14Costs of Enforcement.  In the event (a) that the Security Instrument encumbering the Property (or any portion thereof) is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property (or any portion thereof) prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15Estoppel Statement.  (a) After request by Lender, Borrower shall within ten (10) days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date, (v) the date installments of interest or principal were last paid, (vi) that, except as provided in such statement, there are no Defaults or Events of Default under this Agreement or any of the other Loan Documents, (vii) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that, except as provided in such statement, all Leases are in full force and effect and, with respect to any Material Leases, have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the actual knowledge of Borrower, any of the lessees under the Leases are in default under the Leases, and, if any of the lessees are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations secured hereby, the Property (or any portion thereof) or the Security Instrument; provided, however, that Borrower shall not be obligated to provide such a certificate more frequently than two (2) times in any twelve month period.

(b)Borrower shall deliver to Lender upon request, tenant estoppel certificates from each Tenant under a Material Lease leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.16Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17Intentionally Omitted.

5.1.18Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy in all material respects of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.

5.1.19Environmental Covenants.  (a) Borrower covenants and agrees that:  (i) all uses and operations on or of the Property (or any portion thereof), whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from any Individual Property; (iii) there shall be no Hazardous Substances in, on, or under any Individual Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the applicable Individual Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the applicable Individual Property and which are otherwise permitted under and used in compliance with Environmental Law and (C) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made if Lender has reason to believe that an environmental hazard exists on any Individual Property (including sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made if Lender has reason to believe that an environmental hazard exists on any Individual Property (A) reasonably effectuate Remediation of any condition (including a Release of a Hazardous Substance) in, on, under or from any Individual Property; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property (or any portion thereof)), impairs or may impair the value of the Property (or any portion thereof), is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property (or any portion thereof); (ix) Borrower shall immediately notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or potential Environmental Lien;

(D) any required or proposed Remediation of environmental conditions relating to any Individual Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; (x) Borrower shall not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, any Hazardous Substances (except de-minimis amounts necessary to operate the Property (or any portion thereof) for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property (or any portion thereof) and which are otherwise permitted under and used in compliance with Environmental Law) on, under or about the Property (or any portion thereof), and all uses and operations on or of the Property (or any portion thereof), whether by Borrower or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (xi) Borrower shall not make any change in the use or condition of any Individual Property which (A) might lead to the presence on, under or about the applicable Individual Property of any Hazardous Substances which is not in accordance with any applicable Environmental Law, or (B) would require, under any applicable Environmental Law, notice be given to or approval be obtained from any governmental agency in the event of a transfer of ownership or control of the applicable Individual Property, in each case without the prior written consent of Lender; (xii) Borrower shall not allow any Institutional Control on or to affect any Individual Property; and (xiii) Borrower shall take all acts necessary to preserve its status, if applicable, as an “innocent landowner,” “contiguous property owner,” or “prospective purchaser” as to the Property (or any portion thereof) and as those terms are defined in CERCLA; provided, however, that this covenant does not limit or modify any of Borrower's other duties or obligations under this Agreement.

(b)If Lender has reason to believe that an environmental hazard exists on any Individual Property that may, in Lender’s discretion, endanger any Tenants or other occupants of the applicable Individual Property  or their guests or the general public or may materially and adversely affect the value of the Individual Property , upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the applicable Individual Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the applicable Individual Property at all reasonable times, after providing Borrower with reasonable notice, to assess any and all aspects of the environmental condition of the applicable Individual Property and its use, including conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing.  Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the applicable Individual Property.

(c)Intentionally Omitted.

(d)Borrower hereby represents and warrants that Borrower has (i) delivered to Lender a true and complete copy of the Asbestos-Containing Materials Operations And Maintenance Program dated January 27, 2020, prepared by AEI Consultants (“O&M Program”) for the Individual Property located at 1105 NE Industrial Boulevard, Jensen Beach, FL, and (ii) as of the date hereof complied in all material respects with the O&M Program.  Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all material respects with the terms and conditions of the O&M Program.

(e)Borrower shall promptly perform all necessary remedial work in response to the presence of any Hazardous Substances on any Individual Property, any violation of any Environmental Laws, or any claims or requirements made by any governmental agency or authority.  All such work shall be conducted by licensed and reputable contractors pursuant to written plans approved by the agency or authority in question (if applicable), under proper permits and licenses (if applicable) with such insurance coverage as is customarily maintained by prudent property owners in similar situations.  If the cost of the work exceeds $100,000, then Lender shall have the right of prior approval over the environmental contractor and plans, which shall not be unreasonably withheld or delayed.  All costs and expenses of the remedial work shall be promptly paid by Borrower.  In the event Borrower fails to undertake the remedial work, or fails to complete the same within a reasonable time period after the same is undertaken, and if Lender is of the good faith opinion that Lender’s security in the applicable Individual Property is jeopardized thereby, then Lender shall have the right to undertake or complete the remedial work itself.  In such event all costs of Lender in doing so, including all fees and expenses of environmental consultants, engineers, attorneys, accountants and other professional advisors, shall become a part of the Loan and shall be due and payable from Borrower upon demand.  Such amount shall be secured by the Loan Documents, and failure to pay the same shall be an Event of Default under the Loan Documents.  In the event any Hazardous Substances are removed from the Property, either by Borrower or Lender, the number assigned by the United States Environmental Protection Agency to such Hazardous Substances shall be solely in the name of Borrower, and Borrower shall have any and all liability for such removed Hazardous Substances.

5.1.20Leasing Matters.  Any Material Lease with respect to any of the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.  Upon request, Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents.  All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property (or any portion thereof) involved; (iii) shall not collect more than five percent (5%) of the gross annual rents for all Property in the aggregate more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the reasonable request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Material Leases and all amendments, modifications, extensions, and renewals of existing Material Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender.

5.1.21Alterations.  Borrower shall not be required to obtain Lender’s consent in connection with any alterations to any Improvements that will not have a material adverse effect on Borrower’s financial condition, the value of any Individual Property or the applicable Individual Property’s Net Operating Income, but Borrower shall provide prior written notice to Lender of any alterations to the Improvements the cost of which will exceed $75,000.00.  Provided, further, that if the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property or any portion thereof shall at any time exceed $250,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any

Securitization.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (or any portion thereof) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22Operation of Property.  (a) Borrower shall use reasonable efforts to cause each Individual Property to be operated, in all material respects, in accordance with the applicable Management Agreement (or Replacement Management Agreement) as applicable.  If the applicable Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)Borrower shall:  (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23Embargoed Person.  Borrower has performed and shall perform reasonable due diligence in a good faith effort to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned directly or, to Borrower’s actual knowledge, indirectly, by any Embargoed Person; (b) no Embargoed Person has any direct or, to Borrower’s actual knowledge, indirect, interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) to Borrower’s actual knowledge, none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Borrower does not make any representations, warranties or covenants in Section 4.1.35 or this Section 5.1.23 with respect to direct or indirect equity owners of Guarantor or their respective Affiliates, directors, officers, employees or agents.

Section 5.2Negative Covenants.  From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it shall not do, directly or indirectly, any of the following:

5.2.1Operation of Property.  (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel a Management Agreement; provided, that Borrower may, without Lender’s consent, replace a Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of a Management Agreement; (iii) increase or consent to the increase of the amount of any charges under a Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, a Management Agreement in any material respect. Lender hereby consents to each Management Agreement by and between a Borrower and the Manager named therein existing as of the closing of the Loan, copies of which have been provided to Lender.

(b)Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement  without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s discretion.

(c) If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower shall not cause or permit the nonconforming use or Improvement to be discontinued or abandoned without the express written consent of Lender.

5.2.2Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.

5.2.3Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation, division or merger with or into any one or more other business entities, (b) engage in any business activity not related to the ownership and operation of each Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4Change In Business.  Borrower shall not enter into any line of business other than the ownership and operation of each Individual Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.  Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from the applicable Individual Property, and (b) which constitutes real property with any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.2.8Intentionally Omitted.

5.2.9ERISA.  (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender in its discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10Transfers.  (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or any interest of Borrower in the Loan or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c)A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)(i)Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies. Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s reasonable counsel fees and disbursements and any fees and expenses of the Rating Agencies).

(ii)Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of the limited partnership interests in SSOP IV or the stock in Guarantor as long as the following conditions are satisfied: (1) no such Transfer shall result in a change of Control in any Restricted Party, (2) such Transfer shall not constitute a waiver of or limitation on Borrower’s obligation to comply with any covenants in the Loan Documents including, but not limited to, the covenants contained in Article V hereof, (3) Guarantor shall continue to own 100% of the general partnership interests in SSOP IV, (4) SSOP IV shall continue to own 100% of the membership interests in Borrower; and (5) the Property shall continue to be managed by a Manager or a Qualified Manager pursuant to a Management Agreement or a Replacement Management Agreement as set forth in this Agreement.  If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies, at Borrower’s cost, and Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies). in connection therewith.

(iii)Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with any Transfer (but not the pledge), including the issuance, sale, conveyance, transfer, redemption or other disposition, of the limited partnership interests in SSOP IV or the stock in Guarantor, and including, without limitation, a Self-Administration Transaction and the issuance, sale, conveyance, transfer, redemption or other disposition of the limited partnership interests in in SSOP IV or the stock of Guarantor resulting from the consummation of a Self-Administration Transaction, as long as the following conditions are and continue to be satisfied: (a) such Transfer shall not result in a change in Control of any of Guarantor, SSOP IV or any Borrower; (b) SSOP IV shall continue to be the sole member of each Borrower, (c) Guarantor shall continue to be the sole general partner of SSOP IV and shall continue to own not less than fifty-one percent (51%) of (1) the direct common equity interests in SSOP IV and (2) any other equity interests with voting rights similar in nature to those voting rights attributable to the common equity interests in SSOP IV, (d) Affiliated Manager shall continue to be an Affiliate of, and Controlled by, Sponsor, Guarantor, SSOP IV or their respective Affiliates, (e) to the extent that any transfer would result in any Person (either itself or collectively with its affiliates) not shown on the organizational chart attached hereto as Schedule III owning an equity interest (directly or indirectly) in any Borrower, SSOP IV or Guarantor which equals or exceeds, as applicable, (1) prior to a Securitization of the entire Loan, ten percent (10%) or (2) after Securitization of the entire Loan, twenty percent (20%), Lender shall have received satisfactory Patriot Act, OFAC, Embargoed Person, credit and similar searches, provided, the foregoing shall not apply to any issuance of preferred equity, (f) such transfer shall not result in breach of any representation regarding ERISA matters, (g) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies, at Borrower’s cost, and (h) Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s counsel fees and disbursements and any fees and expenses of the Rating Agencies) in connection therewith.

(iv)Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with any Transfer of any interest in a Restricted Party so long as the following conditions are satisfied: (1) no such Transfer shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization; (2) following any such Transfer, Control of Borrower shall be vested in SmartStop Self Storage REIT, Inc. (“REIT”), Guarantor and/or SSOP IV, a new entity resulting from a merger between REIT and Guarantor and/or SSOP IV, or a Controlled subsidiary of REIT, Guarantor and/or SSOP IV, or a new entity resulting from a merger between REIT and Guarantor and/or SSOP IV (“Controlling Party”); (3) to the extent that any transfer would result in any Person (either itself or collectively with its affiliates) not shown on the organizational chart attached hereto as Schedule III owning an equity interest (directly or indirectly) in any Borrower, SSOP IV or Guarantor which equals or exceeds, as applicable, (1) prior to a Securitization of the entire Loan, ten percent (10%) or (2) after Securitization of the entire Loan, twenty percent (20%), Lender shall have received satisfactory Patriot Act, OFAC, Embargoed Person, credit and similar searches; (4) Borrower must continue to be able to satisfy all the representations and covenants set forth in Section 4.1.30, Section 4.1.35 or Article V of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Controlling Party shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender; (5) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies, at Borrower’s cost; (6) Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s reasonable counsel fees and disbursements and any fees and expenses of the Rating Agencies) in connection therewith; (7) Guarantor shall ratify and confirm its obligations and continued liability under the Guaranty and Environmental Indemnity, or one (1) or more substitute guarantors acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender; and (8) each Individual Property shall be managed by a Qualified Manager.

(e)No Transfer of the Property (or any portion thereof) and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Without limiting Lender’s discretion to approve or disapprove any request for a waiver of the prohibition against Transfers, Lender specifically reserves the right to condition its consent to any waiver of a prohibited Transfer upon satisfaction of the following minimum conditions:

(i)Borrower shall pay Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii)Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to each Individual Property, which expertise shall be reasonably determined by Lender;

(iv)Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity acceptable to Lender;

(v)Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not acceptable to Lender;

(viii)Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not acceptable to Lender;

(ix)Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)Prior to any release of Guarantor, one (1) or more substitute guarantors acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender.

(xii)Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on each Individual Property and naming the Transferee as owner of each Individual Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, each Individual Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policies issued on the date hereof and the Permitted Encumbrances;

(xiii)Each Individual Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement;

(xiv)The Property meets all of the Lender’s underwriting standards related to its financial condition, cash flow, operating income, physical condition, management and operation; and

(xv)Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.

(f)Notwithstanding any provision in this Section 5.2.10 to the contrary, limited partnership or membership interests, as applicable, in Borrower may be transferred without Lender’s consent and without application of the fee set forth in Section 5.2.10(e)(i):  (i) among limited partners or members, as applicable, of Borrower who are limited partners or members, as applicable, of Borrower as of the date of this Agreement (each a “Current Owner”), and (ii) to immediate family members (which shall be limited to a spouse, parent, child and grandchild (each, an “Immediate Family Member”)), of any Current Owner or to trusts formed for the benefit of Immediate Family Members of such Current Owner for bona fide estate planning purposes (each, an “Additional Permitted Transfer”), provided each of the following conditions is satisfied:  (A) no Event of Default has occurred and no event has occurred that with notice or the passage of time, or both, would constitute an Event of Default; (B) Lender has received Borrower’s notice of the Additional Permitted Transfer no less than 30 days prior to the commencement of such transfer; (C) no Indemnitor or Guarantor shall be released from any guaranty or indemnity agreement by virtue of the Additional Permitted Transfer; (D) Borrower shall be responsible for the costs and expenses of documenting the Additional Permitted Transfer; (E) Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender in connection with the Additional Permitted Transfer, whether or not consummated; (F) once the Additional Permitted Transfer is complete, the persons with Control of Borrower and management of the Property are the same persons who have such Control and management rights immediately prior to the Additional Permitted Transfer; (G) Borrower shall furnish Lender copies of any documentation executed in connection with the Additional Permitted Transfer promptly after execution thereof; and (H) Borrower shall have delivered satisfactory evidence to Lender that, following the Additional Permitted Transfer, Borrower shall continue to comply with the provisions of Section 4.1.30 hereof; and (I) upon Lender’s request, delivery of an Additional Insolvency Opinion acceptable to Lender.

(g)Without Lender’s prior written consent thereto, in its sole discretion, any Transfer or Permitted Transfer resulting in any direct or indirect ownership interests in Borrower or the Property being held in any

Prohibited Entity/Ownership Structure is prohibited, even if the same would be otherwise allowed pursuant to this Section 5.2.10, the definition of a Permitted Transfer or any other provision of any Loan Document.

(h)Notwithstanding anything in Section 5.2.10(e)(i) to the contrary, a Transfer of the Property (or any portion thereof) in conjunction with a full assumption of the Loan by REIT, or any of its Controlled subsidiaries, shall be allowed without application of the fee set forth in Section 5.2.10(e)(i) and without Lender’s consent so long as the following conditions are satisfied: (i) such Transfer and assumption shall not occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization, (ii) if not the REIT, the Transferee must be a subsidiary of and Controlled by the REIT, (iii) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including by entering into an assumption agreement in form and substance reasonably satisfactory to Lender; (iv) to the extent that any transfer would result in any Person (either itself or collectively with its affiliates) not shown on the organizational chart attached hereto as Schedule III owning an equity interest (directly or indirectly) in any Borrower, SSOP IV or Guarantor which equals or exceeds, as applicable, (1) prior to a Securitization of the entire Loan, ten percent (10%) or (2) after Securitization of the entire Loan, twenty percent (20%), Lender shall have received satisfactory Patriot Act, OFAC, Embargoed Person, credit and similar searches; (v) Transferee must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender; (vi) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies, at Borrower’s cost; (vii) Borrower shall pay any and all reasonable out-of-pocket costs and expenses incurred in connection with such Transfers (including Lender’s reasonable counsel fees and disbursements and any fees and expenses of the Rating Agencies) in connection therewith; (viii) Guarantor shall ratify and confirm its obligations and continued liability under the Guaranty and Environmental Indemnity, or one (1) or more substitute guarantors acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender; (ix) Lender shall receive, at Borrower’s or Transferee’s sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on each Individual Property and naming the Transferee as owner of each Individual Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, each Individual Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policies issued on the date hereof and the Permitted Encumbrances; and (x) each Individual Property shall be managed by a Qualified Manager.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent.  This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION

Section 6.1Insurance.  (a) Each Borrower shall obtain and maintain, or cause to be maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:

(i)comprehensive all risk “special form” insurance including loss caused by any type of windstorm, windstorm related perils, “named storms,” or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of 5% of the Full Replacement Cost of the applicable Individual Property for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its discretion (but in no event to exceed 5% of the Full Replacement Cost of the applicable Individual Property); and (D) if any of the Improvements or the use of the applicable Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction.  In addition, Borrower shall obtain: (y) if any material portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess flood coverage in an amount equal to the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, or such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (but in any event, in an amount not less than 150% of the “probable maximum loss”) in the event the applicable Individual Property is located in an area with a high degree of seismic activity and the “probable maximum loss” for the Improvements, as determined by an engineer satisfactory to Lender, is 20% or greater (based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the applicable Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of (1) not less than twelve (12) months from the date of casualty or loss if the amount of the Loan is less than $35,000,000, or (2) not less than eighteen (18) months from the date of casualty or loss if the amount of the Loan is $35,000,000 or more; and (D) if the amount of the Loan is $50,000,000 or more, containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 180 days from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the applicable Individual Property for the succeeding twelve (12) month period.  Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the applicable Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)comprehensive boiler and machinery insurance, if steam boilers, other pressure-fixed vessels, large air conditioning systems, elevators or other large machinery are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)commercial general liability insurance against claims for personal injury, bodily injury, death, contractual damage or property damage occurring upon, in or about the applicable Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(vi)automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)umbrella and excess liability insurance in an amount not less than:  (A) $5,000,000.00 per occurrence if the amount of the Loan is less than $35,000,000, or (B) $25,000,000.00 per occurrence, if the amount of the Loan is $35,000,000 or more, on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix)the insurance required under this Section 6.1(a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; and

(x)upon sixty (60) days written notice, such other reasonable insurance, including sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the Property is located.

(b)All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles (but in no event exceeding 5% of the Full Replacement Cost of the applicable Individual Property), loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (A) if the amount of the Loan is $35,000,000 or more, “A:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s or (B) if the amount of the Loan is less than $35,000,000, “A-:VIII” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by S&P, and “A3” or better by Moody’s.  Notwithstanding the foregoing, any required earthquake insurance must satisfy the requirements of subsection (A) hereof regardless of the amount of the Loan.  The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)Any blanket insurance Policy shall specifically allocate to the applicable Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the applicable Individual Property in compliance with the provisions of Section 6.1(a) hereof.

(d)All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)All Policies shall contain clauses or endorsements to the effect that:

(i)no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)the Policy shall not be canceled (A) for nonpayment of a premium without at least ten (10) days written notice to Lender and any other party named therein as an additional insured, and (B) for any reason other than non-payment of a premium without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii)the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the applicable Individual Property, including the obtaining of such insurance coverage as Lender in its discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2Casualty.  If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Availability Threshold and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property (or any portion thereof) and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings if the amount in controversy is in excess of the Availability Threshold, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any portion of any Individual Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof.  If the applicable Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and, if the Property is a hospitality property, determination of such value shall exclude personal property and going concern value, if any), the principal balance of the Loan must be paid down in an amount sufficient to satisfy the REMIC Requirements, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust and that the REMIC Trust will not be subject to tax as a result of the related release of such portion of the Lien of the Security Instrument.  In connection with the foregoing, the Net Proceeds shall not be available for Restoration and shall be used to pay down the principal balance of the Loan to the extent set forth above.

Section 6.4Restoration.  The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)If the Net Proceeds shall be less than the Availability Threshold and the costs of completing the Restoration shall be less than the Availability Threshold, the Net Proceeds shall be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)If the Net Proceeds are equal to or greater than the Availability Threshold or the costs of completing the Restoration are equal to or greater than the Availability Threshold, and provided that such Restoration is permitted under applicable Legal Requirements even though the Property is legally nonconforming or nonconforming, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” for purposes of this Section 6.4 means:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)no Default or Event of Default shall have occurred and be continuing;

(B)(1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements is located on such land;

(C)Intentionally Omitted;

(D)Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs, unless and except if Borrower cannot obtain the necessary permits to commence

Restoration within such 60-day period, in which case Borrower shall commence Restoration as soon as reasonably practicable after receipt of such necessary permits) and shall diligently pursue the same to satisfactory completion;

(E)Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)the Restoration is permitted under all applicable Legal Requirements and the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I)such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Individual Property or the Improvements;

(J)the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.05 to 1.0;

(K)Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and

(L)the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii)The Net Proceeds shall be held by Lender in an Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” means an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the applicable Title Insurance Policy insuring the continued priority of the lien of the applicable Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 9(b) of the Note (as long as no Event of Default shall have occurred, without defeasance or the payment of a prepayment premium) or, whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, or, at the discretion of

Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)In the event of foreclosure of the Security Instrument, or other transfer of title to the Property (or any portion thereof) in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII - RESERVE FUNDS

Section 7.1Required Repairs

7.1.1Deposits.  Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”).  Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II.  It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof with respect to each Required Repair in a timely manner.  Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on such Schedule II hereto to perform the Required Repairs for the Property.  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.6 hereof.  Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2Release of Required Repair Funds.  Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (d) at Lender’s option, a title search for the applicable Individual Property indicating that the applicable Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $5,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000.00, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2Tax and Insurance Escrow Fund.  Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Provided, however, so long as the Property is included in blanket policies of insurance covering substantially all real property owned directly or indirectly by Guarantor, which is in accordance with Section 6.1 hereof, the provisions of this Section with regard to Insurance Premiums shall not be applicable, until and unless Lender elects to apply such provisions following (i) the issuance by any insurer or its agent of any notice of cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof, (ii) any cancellation, termination, or lapse of any insurance coverage required under Section 6.1 hereof whether or not any notice is issued, (iii) Lender having not received from Borrower evidence of insurance coverages as required by and in accordance with the terms of Section 6.1 hereof, or (iv) the occurrence of any Event of Default or the occurrence of any event which with the giving of notice, the passage of time or both would result in an Event of Default.  Lender shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  The Tax and Insurance Escrow Fund shall be held by Lender in an interest-bearing account and shall at Lender’s option be held in an Eligible Account at an Eligible Institution.  Lender agrees that all interest upon the Tax and Insurance Escrow Fund shall be added to and become a part of the Tax and Insurance Escrow Fund for the benefit of Borrower.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3Replacements and Replacement Reserve.

7.3.1Replacement Reserve Fund.  Borrower shall pay to Lender (a) on the Closing Date an initial deposit of $5,030.00 and (b) on each Payment Date thereafter $5,030.00 (the “Replacement Reserve Monthly Deposit”) which amounts are reasonably estimated by Lender in its discretion to be due for replacements and repairs required to be made to any Individual  Property during the calendar year (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the interest-bearing account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.”  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property (or any portion thereof).  Lender agrees that all interest upon the Replacement Reserve Fund shall be added to and become a part of the Replacement Reserve Fund for the benefit of Borrower.

7.3.2Disbursements from Replacement Reserve Account.  (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for replacements of inventory or for costs which are to be reimbursed from the Required Repair Fund.

(b)Lender shall, within fifteen (15) days of a written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e)

hereof) as determined by Lender, in its reasonable discretion.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c)Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made.  With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property.  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts.  Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender shall issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000.00 for completion of its work or delivery of its materials.  Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, if payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)If (i) the cost of a Replacement exceeds $25,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the applicable Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

7.3.3Performance of Replacements.  (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the applicable Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements., such approval not to be unreasonably withheld, conditioned or delayed.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)In the event Lender determines in its discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the applicable Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the applicable Individual Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument.  For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney in fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the applicable Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the applicable Individual Property or the rehabilitation and repair of the applicable Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the applicable Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the applicable Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)Lender may require an inspection of the applicable Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.  Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i)Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instrument and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Lender, if any).

(j)All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certificates of insurance evidencing such policies shall be delivered to Lender.

7.3.4Failure to Make Replacements.  (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender.  Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its discretion.  Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4Intentionally Omitted.

Section 7.5Excess Cash Flow Reserve Fund.

7.5.1Deposits to Excess Cash Flow Reserve Account.  During a Cash Sweep Period caused by a DSCR Trigger Event, all Excess Cash Flow in the Cash Management Account shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account.”

7.5.2Release of Excess Cash Flow Reserve Funds.  Upon the occurrence of a Cash Sweep Event Cure, so long as no Event of Default or other uncured Cash Sweep Event then exists, all Excess Cash Flow Reserve Funds shall be disbursed from the Cash Management Account to Borrower in accordance with the Cash Management Agreement.  In addition, any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased in full shall be paid to Borrower.

During a Cash Sweep Period, so long as no Event of Default has occurred and is continuing, within ten (10) Business Days following Borrower's written request, but no more frequently than quarterly, Lender shall disburse Excess Cash Flow Reserve Funds to Borrower in an amount sufficient, as reasonably determined by Borrower, to enable Guarantor to satisfy the distribution requirements applicable to REITs and to otherwise avoid the imposition of U.S. federal and state income and excise taxes (including, without limitation, under Sections 857 and 4981 of the IRS Code) (measured for this purpose as if Borrower were itself a REIT, that such REIT's assets were limited to the assets of Borrower, and that such REIT's income was limited to Borrower's net taxable income (or the net taxable income of Borrower's owner for U.S. federal income tax purposes that is attributable to its interest in Borrower)); provided, however, that in no event shall Borrower request or Lender disburse any funds pursuant to this paragraph (a) in an aggregate amount greater than $20,000.00 during any calendar year, (b) in excess of the amount of Excess Cash Flow Reserve Funds then held in the Excess Cash Flow Reserve Account, or (c) any funds other than Excess Cash Flow Reserve Funds. Borrower agrees that any funds disbursed pursuant to this paragraph shall be distributed by Borrower to Guarantor and that such disbursement and distribution deemed to be an equity distribution by Borrower to its equity holders.

Section 7.6Reserve Funds, Generally.  (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its discretion.

(c)The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer.  Unless expressly provided for in this Article VII, Borrower shall be entitled to all interest on a Reserve Fund and such amounts shall be added to and become a part thereof.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds.  Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)Any amount remaining in the Reserve Funds after the Debt has been paid in full or defeased in full shall be returned to Borrower.

ARTICLE VIII - DEFAULTS

Section 8.1Event of Default.  (a) Each of the following events, after any applicable cure period, shall constitute an event of default hereunder (an “Event of Default”):

(i)if: (A) Borrower fails to make full and punctual payment of any Monthly Debt Service Payment Amount (as defined in the Note) or any other amount payable on a monthly basis under the Note, this Loan Agreement, the Security Instrument or any other Loan Document within five (5) days of the date on which such payment was due; or (B) any portion of the Debt (other than any portion of the  Debt described in subclause A in this Section 8.1(i)) is not paid when due;

(ii)if any of the Taxes or Other Charges are not paid when the same are due and payable (except to the extent there are sufficient funds in the Tax and Insurance Escrow Fund and Lender fails to pay same out of the Tax and Insurance Escrow Fund);

(iii)if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon written request;

(iv)if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement and Article 6 of the Security Instrument;

(v)if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)if Borrower shall make an assignment for the benefit of creditors;

(vii)if (A) Borrower, Guarantor or any other guarantor or indemnitor under any guarantee issued in connection with the Loan shall commence any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (II) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, Guarantor or any other guarantor or indemnitor shall make a general assignment for the benefit of its creditors, or (III) seeking any division of any of its assets and liabilities amongst one or more new or existing entities pursuant to any applicable law including, without limitation and if applicable, Section 18-217 of the Delaware Limited Liability Company Act; or (B) there shall be commenced against Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action of a nature referred to in clause (A) above that is not dismissed within sixty (60) days of filing; or (C) there shall be commenced against the Borrower, Guarantor or any other guarantor or indemnitor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets; or (D) the Borrower or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (E) the Borrower, Guarantor or any other guarantor or indemnitor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(viii)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)if Borrower breaches any covenant contained in Section 4.1.30 hereof or any negative covenant contained in Section 5.2 hereof;

(x)with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii)if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xiii)if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xiv)if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if Lender determines in its reasonable discretion that such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xv)if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property (or any portion thereof), or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xvi)Borrower shall be in default under any other deed of trust, mortgage or security agreement covering any part of the Property whether it be superior or junior in priority to the Security Instrument (it not being implied by this clause that any such encumbrance will be permitted); or

(xv)Borrower shall continue to be in default in its obligations under Section 2.7.4 hereof for five (5) or more Business Days after notice to Borrower from Lender.

(b)Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2Remedies.  (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instruments have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender; provided that neither Borrower, Guarantor nor any affiliate thereof shall be required to modify or amend any Loan Document or enter into any new agreement or indemnification in connection with Lender’s right to sever the Note and other Loan Documents if such Severed Loan Documents would (i) change the Interest Rate, (ii) alter the economic terms of the loan in any manner adverse to Borrower or Guarantor, or (iii) in any manner adversely affect the rights or obligations of Borrower or Guarantor under the Loan Documents.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay any reasonable costs or expenses incurred by Lender in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1Securitization.

9.1.1Sale of Notes and Securitization.  (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations or securitizations, collectively, a “Securitization”).

(b)At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors or the Rating Agencies in connection with any such Securitization.  Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including financial statements relating to Borrower, Guarantor, if any, the Property and any Tenant of the Improvements.  Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents.  Borrower agrees that each of Borrower, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors or the Rating Agencies in connection with any such Securitization. Borrower and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Guarantor, the Property and the Loan, including, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instrument,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Property, Borrower, Guarantor, Manager or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to (i) modify the Interest Rate, (ii) modify the stated maturity of the Note, (iii) modify the aggregate amortization of principal of the Note (i.e., the scheduled debt service payments on all new or modified notes shall in the aggregate equal the same debt service amount previously set forth in the Note), (iv) modify the economic term of the Loan, (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vi) modify the Loan Documents in any manner that would adversely affect the rights or obligations of Borrower or

Guarantor under the Loan Documents.  In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components or mezzanine loans.

(d)If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

(e)Borrower hereby appoints Lender its attorney-in-fact with full power of substitution (which appointment shall be deemed to be coupled with an interest and to be irrevocable until the Loan is paid and the Security Instrument is discharged of record, with Borrower hereby ratifying all that its said attorney shall do by virtue thereof) to execute and deliver all documents and do all other acts and things necessary or desirable to effect any Securitization authorized hereunder; provided, however, that unless an Event of Default exists, Lender shall not execute or deliver any such documents or do any such acts or things under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower’s failure to deliver any document or to take any other action Borrower is obligated to take hereunder with respect to any Securitization for a period of ten (10) Business Days after such notice by Lender shall, at Lender’s option, constitute an Event of Default hereunder.

9.1.2Securitization Costs.  All reasonable third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including the fees and expenses of the Rating Agencies) shall be paid by Lender.

Section 9.2Right To Release Information.  Following the occurrence of any Event of Default, Lender may forward to any broker, prospective purchaser of any Individual Property or the Loan, or other person or entity all documents and information which Lender now has or may hereafter acquire relating to the Debt, Borrower, any Guarantor, any indemnitor, any Individual Property and any other matter in connection with the Loan, whether furnished by Borrower, any Guarantor, any indemnitor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have to limit or prevent such disclosure, including any right of privacy or any claims arising therefrom.

Section 9.3Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property (or any portion thereof), the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents.  The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Security Instrument or any other Loan Document; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property (or any portion thereof).

(b)Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including reasonable attorneys' fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:

(i)fraud or willful misrepresentation by Borrower or any of its affiliates, or Guarantor or any agent, employee or other person with actual or apparent authority to make statements or representations on behalf of Borrower, any affiliate of Borrower or Guarantor  in connection with the Loan (“apparent authority” meaning such authority as the principal knowingly or negligently permits the agent to assume, or which he holds the agent out as possessing);

(ii)the gross negligence or willful misconduct of Borrower or Guarantor, or any affiliate, agent, or employee of the foregoing;

(iii)material physical waste of the Property (or any portion thereof);

(iv)the removal or disposal of any portion of the Property in violation of the terms of the Loan Documents;

(v)the misapplication, misappropriation, or conversion by Borrower or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property (or any portion thereof), (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents or other Property income or collateral proceeds, or (D) any Rents paid more than one month in advance (including, but not limited to, security deposits);

(vi)following the occurrence of an Event of Default, the failure to either apply rents or other Property income, whether collected before or after such Event of Default, to the ordinary, customary, and necessary expenses of operating the Property or, upon demand, to deliver such rents or other Property income to Lender;

(vii)failure to maintain insurance or to pay taxes and assessments, or to pay charges for labor or materials or other charges or judgments  that can create Liens on any portion of the Property (unless Lender is escrowing funds therefor and fails to make such payments or has taken possession of the Property following an Event of Default, has received all Rents from the Property applicable to the period for which such insurance, taxes or other items are due, and thereafter fails to make such payments);

(viii)any security deposits, advance deposits or any other deposits collected with respect to the Property (or any portion thereof) which are not delivered to Lender upon a foreclosure of the Property (or any portion thereof) or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)Borrower fails to permit on-site inspections of any Individual Property, or fails to appoint a new property manager upon the request of Lender as permitted under this Agreement, each as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument;

(x)any failure by Borrower to comply with any of the representations, warranties or covenants set forth in Sections 4.1.37 or 5.1.19 hereof;

(xi)any failure by Borrower to cooperate with Lender in instituting the cash management system provided for in the Loan Documents, including, without limitation, setting up the Clearing Account or the Cash Management Account as and when required pursuant to this Agreement; or

(xii)the inability of Borrower to complete the Restoration of the Property in accordance with all applicable Legal Requirements (including the inability to obtain a variance or special use permit to allow Restoration of the Property) as required pursuant to Section 6.4 hereof after a Casualty or Condemnation, due to the existence of any use, improvement or other condition at or on the Property that is nonconforming or legally nonconforming under applicable Legal Requirements (including zoning, building or land use laws, ordinances or regulations).

(c)Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents,

(i)Borrower and any general partner of Borrower shall be personally liable for the Debt if (A) Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Security Instrument; (B) Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property (or any portion thereof); (C) Borrower shall at any time hereafter make an assignment for the benefit of its creditors; (D) Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof; (E) Borrower admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (F) intentionally omitted; (G) Borrower files, consents to, or acquiesces in a petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or State bankruptcy or insolvency law, or there is a filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower or Guarantor colludes with, or otherwise assists any party in connection with such filing, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any party; or (H) the Property or any part thereof shall at any time hereafter become property of the estate or an asset in (1) a voluntary bankruptcy, insolvency, receivership, liquidation, winding up, or other similar type of proceeding, or (2) an involuntary bankruptcy or insolvency proceeding (other than one filed by Lender) that is not dismissed within sixty (60) days of filing.

(d)Nothing herein shall be deemed to constitute a waiver by Lender of any right Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt.

Section 9.4Matters Concerning Manager.  If (a) an Event of Default hereunder has occurred and remains uncured, (b) Manager shall become subject to a Bankruptcy Action, (c) a default occurs under the Management Agreement, or (d) a DSCR Trigger Event occurs, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

Section 9.5Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement  or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. While the Loan is in special servicing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement  on a periodic or continuing basis, and which may be payable to a special servicer, in an amount as great as one percent of the outstanding principal balance of the Loan, upon return of the Loan by the special servicer to the master servicer, and (iii) the costs of all amounts owed to any third-party contractor in connection with the Servicer obtaining any third-party report, including any property inspections or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer reasonably determines to obtain or may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X - MISCELLANEOUS

Section 10.1Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 10.3Governing Law.

(a)LENDER HAS OFFICES IN THE STATE OF NEW YORK AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK (“GOVERNING STATE”), WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (“ACTION”) MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE OR FORUM NON CONVENIENS OF ANY SUCH ACTION, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY ACTION.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT Corporation System

111 Eighth Avenue

New York, NY 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH ACTION IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by telecopier (with answer back acknowledged) and with a second copy to be sent to the intended recipient by any other means permitted under this Section, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	KeyBank National Association
11501 Outlook, Suite 300
Overland Park, Kansas 66211
Facsimile No.: 877-379-1625
Attention: Loan Servicing

with a copy to:	Dan Flanigan
POLSINELLI
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Facsimile No.: 816-753-1536

If to a Borrower:	c/o Strategic Storage Trust IV, Inc.
10 Terrace Road

Ladera Ranch, California 92694
Attention: H. Michael Schwartz
Facsimile No.: 949-429-6606

With a copy to:	Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attention: Charles Mersky
Facsimile No.: 214-922-8801

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7Trial by Jury.  TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8Headings. The Article or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12Remedies of Borrower. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly,

Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all  costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property or any portion thereof); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording reasonable fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property (or any portion thereof), or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or any portion thereof (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.  Provided no Event of Default exists, fees and expenses related solely to origination and administration of the Loan shall be limited as follows:  (i) if Lender is acting upon a request of Borrower or in response to a notice relating to the Property, Borrower, any guarantor or indemnitor or as a result of failure of any party to perform its obligations under the Loan Documents, such fees and expenses shall be limited to reasonable and customary fees and expenses; (ii) otherwise, such fees and expenses shall be limited to reasonable, out of pocket fees and expenses.   Notwithstanding the foregoing, charges of rating agencies, governmental entities or other third parties that are outside of the control of Lender shall not be subject to the reasonableness standard.

(b)Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property (or any portion thereof) other than that of mortgagee, beneficiary or lender.

(b)This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s discretion, Lender deems it advisable or desirable to do so.

Section 10.17Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, KeyBank National Association or any of their Affiliates shall be subject to the prior written approval of Lender and KeyBank National Association, which approval shall not be unreasonably withheld, delayed, or conditioned.

Section 10.18Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property (or any portion thereof) for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property (or any portion thereof) in preference to every other claimant whatsoever.

Section 10.19Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.  In the event of a conflict between or among the terms, covenants, conditions or provisions of the Loan Documents, the term(s), covenant(s), condition(s) and/or provision(s) that Lender may elect to enforce from time to time so as to enlarge the interest of Lender in its security, afford Lender the maximum financial benefits or security for the Debt, and/or provide Lender the maximum assurance of payment of the Debt in full shall control.

Section 10.21Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.  Under no circumstances whatsoever shall Lender have any liability for punitive, special, consequential or incidental damages in connection with, arising out of, or in any way related to or under this Loan Agreement or any other Loan Document or in any way related to the transactions contemplated or any relationship established by this Agreement or any other Loan Document or any act, omission or event occurring in connection herewith or therewith, and, to the extent not expressly prohibited by applicable laws, Borrower for itself and its Guarantors and indemnitors waives all claims for punitive, special, consequential or incidental damages.  Lender shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Instrument and the other Loan Documents.  Neither Lender nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct.  This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 10.24Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)the right, in accordance with the terms of this Agreement, including Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25OFAC.  Borrower hereby represents, warrants and covenants that neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrower hereby covenants to provide Lender with any additional information that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 10.26Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Agreement.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

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ARTICLE XII - ADDITIONAL OR SPECIAL PROVISIONS OR MODIFICATIONS

Section 12. 1Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Article XII and the other provisions of this Agreement, the terms and conditions of this Article XII shall control and be binding.

Section 12.1.1. Cross-Default; Cross-Collateralization.

(a)Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b)To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the

Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 12.1.2Recording Taxes.  Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of each Security Instrument.  If at any time Lender determines, based on applicable Legal Requirements, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property to an amount determined by Lender to be equal to the lesser of (i) the greater of the fair market value of the applicable Individual Property (1) as of the date hereof and (2) as of the date such supplemental affidavits are to be delivered to Lender, and (ii) the amount of the Debt attributable to any such Individual Property (as set forth on Schedule IV hereof), and Borrower shall, on demand, pay any additional taxes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

SST IV 1610 JIM JOHNSON RD, LLC,

SST IV 1401 N MERIDIAN AVE, LLC,

SST IV 2555 W CENTENNIAL PKWY, LLC,

SST IV 8020 LAS VEGAS BLVD S, LLC,

SST IV 3167 VAN BUREN BLVD, LLC,

SST IV 3730 EMMETT F LOWRY EXPY, LLC, and

SST IV 1105 NE INDUSTRIAL BLVD, LLC,

each a Delaware limited liability company

By:Strategic Storage Trust IV, Inc.,

a Maryland corporation,

Manager of each such limited liability company

By: /s/ H. Michael Schwartz

H. Michael Schwartz, Chief Executive Officer

Signature Page to Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

KEYBANK NATIONAL ASSOCIATION,

a national banking association

By: /s/ Cynthia M. Milioto

Cynthia M. Milioto, Vice President

Signature Page to Loan Agreement